Exhibit 2.1

                                                                 EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER


                                  By and Among


                                  DIGITAS INC.


                           DIGITAS ACQUISITION CORP.


                                      and


                               MODEM MEDIA, INC.


                           Dated as of July 15, 2004

                               TABLE OF CONTENTS



ARTICLE I  -  THE MERGER..........................................................................................1
         1.1      The Merger......................................................................................1
         1.2      Effective Time..................................................................................1
         1.3      Closing.........................................................................................2
         1.4      Effects of the Merger...........................................................................2
         1.5      Certificate of Incorporation and Bylaws.........................................................2
         1.6      Directors and Officers..........................................................................2
         1.7      Tax Consequences................................................................................2

ARTICLE II  -  EFFECT OF THE MERGER ON THE SELLER CAPITAL STOCK; EXCHANGE OF SHARES...............................2
         2.1      Conversion of Capital Stock.....................................................................2
         2.2      Exchange of Certificates........................................................................5
         2.3      Dissenters' Rights..............................................................................8

ARTICLE III  -  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB........................................8
         3.1      Corporate Organization..........................................................................8
         3.2      Capitalization..................................................................................9
         3.3      Authority; No Violation........................................................................10
         3.4      Consents and Approvals.........................................................................11
         3.5      Financial Statements...........................................................................12
         3.6      Broker's Fees..................................................................................12
         3.7      Absence of Certain Changes or Events...........................................................12
         3.8      Legal Proceedings..............................................................................13
         3.9      Reports........................................................................................13
         3.10     Absence of Undisclosed Liabilities.............................................................14
         3.11     Compliance with Applicable Laws and Reporting Requirements.....................................14
         3.12     Taxes and Tax Returns..........................................................................14
         3.13     Employee Benefit Programs......................................................................16
         3.14     Labor and Employment Matters...................................................................18
         3.15     Material Contracts.............................................................................18
         3.16     Properties.....................................................................................19
         3.17     Environmental Liability........................................................................20
         3.18     Intellectual Property..........................................................................21
         3.19     Customers and Key Employees....................................................................23
         3.20     Transactions with Affiliates...................................................................23
         3.21     Insurance......................................................................................24
         3.22     Joint Proxy Statement/Prospectus; the Buyer Information........................................24

ARTICLE IV  -  REPRESENTATIONS AND WARRANTIES OF THE SELLER......................................................24
         4.1      Corporate Organization.........................................................................24

                                                         i

         4.2      Capitalization.................................................................................25
         4.3      Authority; No Violation........................................................................27
         4.4      Consents and Approvals.........................................................................28
         4.5      Financial Statements...........................................................................28
         4.6      Broker's Fees..................................................................................29
         4.7      Absence of Certain Changes or Events...........................................................29
         4.8      Legal Proceedings..............................................................................29
         4.9      Reports........................................................................................29
         4.10     Absence of Undisclosed Liabilities.............................................................30
         4.11     Compliance with Applicable Laws and Reporting Requirements.....................................30
         4.12     Taxes and Tax Returns..........................................................................31
         4.13     Employee Benefit Programs......................................................................32
         4.14     Labor and Employment Matters...................................................................35
         4.15     Material Contracts.............................................................................36
         4.16     Properties.....................................................................................37
         4.17     Environmental Liability........................................................................38
         4.18     State Takeover Laws; Stockholder Rights Agreement..............................................38
         4.19     Intellectual Property..........................................................................38
         4.20     Customers and Key Employees....................................................................40
         4.21     Transactions with Affiliates...................................................................40
         4.22     Insurance......................................................................................41
         4.23     Opinion of Financial Advisor...................................................................41
         4.24     Joint Proxy Statement/Prospectus; the Seller Information.......................................41

ARTICLE V  -  COVENANTS RELATING TO CONDUCT OF BUSINESS..........................................................41
         5.1      Covenants of Seller............................................................................41
         5.2      Covenants of Buyer.............................................................................44
         5.3      Transition Matters.............................................................................45

ARTICLE VI  -  ADDITIONAL AGREEMENTS.............................................................................45
         6.1      Registration Statement; Joint Proxy Statement/Prospectus.......................................45
         6.2      Seller Stockholders' Meeting...................................................................47
         6.3      Buyer Stockholders' Meeting....................................................................48
         6.4      Third Party Consents and Regulatory Approvals..................................................48
         6.5      No Solicitation................................................................................49
         6.6      Access to Information..........................................................................52
         6.7      Employment and Benefit Matters.................................................................52
         6.8      Directors' and Officers' Indemnification and Insurance.........................................54
         6.9      Additional Agreements..........................................................................55
         6.10     Advice of Changes..............................................................................55
         6.11     Current Information............................................................................55
         6.12     Section 16 Matters.............................................................................56
         6.13     Listing Application............................................................................56
         6.14     Affiliates of the Seller.......................................................................57
         6.15     Certain Tax Matters............................................................................57

         6.16     Certain Actions and Proceedings................................................................57
         6.17     Seller Rights Plan.............................................................................57

ARTICLE VII  -  CONDITIONS PRECEDENT.............................................................................58
         7.1      Conditions to Each Party's Obligations To Effect the Merger....................................58
         7.2      Conditions to the Obligations of the Buyer.....................................................58
         7.3      Conditions to the Obligations of the Seller....................................................59

ARTICLE VIII  -  TERMINATION, AMENDMENT AND WAIVER...............................................................60
         8.1      Termination....................................................................................60
         8.2      Effect of Termination..........................................................................61
         8.3      Amendment......................................................................................63
         8.4      Extension; Waiver..............................................................................63

ARTICLE IX  -  MISCELLANEOUS.....................................................................................64
         9.1      Nonsurvival of Representations, Warranties and Agreements......................................64
         9.2      Expenses.......................................................................................64
         9.3      Notices........................................................................................64
         9.4      Interpretation.................................................................................65
         9.5      Counterparts...................................................................................65
         9.6      Entire Agreement...............................................................................65
         9.7      Governing Law; Jurisdiction and Venue..........................................................65
         9.8      Severability...................................................................................66
         9.9      Publicity......................................................................................66
         9.10     Assignment; Reliance of Other Parties..........................................................66
         9.11     Specific Performance...........................................................................66
         9.12     Definitions....................................................................................66

EXHIBITS

Exhibit A      - Amendment to the Seller Rights Agreement
Exhibit B      - Form of Affiliate Letters

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 15, 2004, by and among Digitas Inc., a Delaware corporation (the "Buyer"), Digitas Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer ("Merger Sub"), and Modem Media, Inc., a Delaware corporation (the "Seller").

         WHEREAS, the boards of directors of each of the Buyer, Merger Sub and the Seller have declared that it is advisable and in the best interests of their respective stockholders to consummate, and have approved this Agreement and the transactions provided for herein, pursuant to which, subject to the terms and conditions set forth herein, Merger Sub will merge with and into the Seller (the "Merger");

         WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Buyer's willingness to enter into this Agreement, the Buyer and each member of the Seller's board of directors and certain executive officers of the Seller are entering into stockholder voting agreements dated as of the date hereof (the "Buyer's Stockholder Voting Agreements"); and

         WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Seller's willingness to enter into this Agreement, the Seller and each member of the Buyer's board of directors and certain executive officers of the Buyer are entering into stockholder voting agreements dated as of the date hereof (the "Seller's Stockholder Voting Agreements"); and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                            ARTICLE I - THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall merge with and into the Seller. The Seller shall be the surviving corporation (the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

         1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") that shall be filed with the Secretary of State of the State of Delaware on or before the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

         1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date (the "Closing Date") and at a place to be specified by the parties, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing), unless extended by mutual agreement of the parties.

         1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

         1.5 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

         1.6 Directors and Officers. The directors and officers of the Merger Sub immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. In addition, Joseph R. Zimmel (or, if he is not available to serve, another individual who is reasonably acceptable to the Buyer) shall be appointed and become a member of the board of directors of the Buyer effective immediately following the Effective Time, with a term expiring in 2007 and otherwise to hold office in accordance with the Certificate of Incorporation and Bylaws of the Buyer.

         1.7 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.


                      ARTICLE II - EFFECT OF THE MERGER ON
                 THE SELLER CAPITAL STOCK; EXCHANGE OF SHARES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Seller or capital stock of Merger Sub:

          (a) Capital Stock of the Merger Sub. All shares of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become an aggregate number of fully paid and nonassessable shares of common stock, $0.01 par value per share, of the Surviving Corporation equal to the number of shares of Seller Common Stock and Seller Stock Options issued and outstanding immediately prior to the Effective Time.

          (b) Cancellation of Certain Stock. All shares of common stock, $0.001 par value per share, of the Seller, ("Seller Common Stock"), that are owned by any wholly owned Subsidiary of the Seller and any shares of Seller Common Stock owned by the Buyer, the Merger

Sub or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Seller Common Stock. Subject to Section 2.2, each share of Seller Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 0.70 fully paid and nonassessable shares (the "Exchange Ratio") of common stock, $0.01 par value per share, of the Buyer (the "Buyer Common Stock," and such shares, the "Merger Consideration") upon surrender of the certificate representing such share of Seller Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Buyer Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, without interest, upon surrender of such certificate in accordance with Section 2.2.

          (d) Adjustments to Exchange Ratio. In the event of any reclassification, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Seller Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Seller Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect fully such event.

          (e) Seller Stock Options.

                       (i) At the Effective Time, each Seller Stock Option
              (other than the Seller UK Stock Options) that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Seller Common Stock and shall be converted automatically into an option to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided in this Section 2.1(e) (and otherwise subject to the terms of the Seller Stock Option Plans (other than the Seller UK Sub-plan) and the agreements evidencing grants thereunder) (a "Buyer Assumed Option"). The number of shares of Buyer Common Stock to be subject to each Buyer Assumed Option shall be equal to the product of (i) the number of shares of Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time and (ii) the Exchange Ratio; provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole number. The exercise price per share of Buyer Common Stock under each Buyer Assumed Option shall be equal to (y) the exercise price per share of Seller Common Stock at which such Seller Stock Option was exercisable immediately prior to the Effective Time divided by (z) the Exchange Ratio; provided that such exercise price shall be rounded up to the nearest whole cent. Notwithstanding the foregoing, each Seller Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code.

                       (ii) An offer by the Buyer will be made to holders of
              options granted under the Seller UK Sub-plan ("Seller UK Stock Options") to have such Seller UK Stock Options converted in accordance with the terms of Section 2.1(e)(i) (the "Rollover Offer"). The terms of the Rollover Offer will be agreed (if possible) with the UK Inland Revenue in order to preserve the tax advantages of the Seller UK Sub-plan. The Rollover Offer will be made either prior to the Effective Time and conditional upon consummation of the Merger (provided that the making of such Rollover Offer prior to the Effective Time can be made without breaching the Financial Services and Markets Act 2000) or shortly after the Effective Time. UK Seller Stock Options held by holders who accept the Rollover Offer will be converted into options to acquire shares of Buyer Common Stock in an amount and at an exercise price determined in accordance with section 2.1(e)(i) and such options shall be subject always to the terms of the Seller UK Sub-plan and the agreements evidencing grants thereunder, either at the Effective Time or shortly after the Effective Time depending on when the Rollover Offer is made. The Certificate of Incorporation and/or Bylaws of the Merger Sub shall provide that to the extent that any holders of Seller UK Stock Options do not accept the Rollover Offer, the Buyer shall have a call option to acquire any shares of the capital stock of the Surviving Corporation which such holders may acquire on any exercise of such Seller UK Stock Options; it being understood that the terms of the call option shall permit the Buyer to acquire capital stock of the Surviving Corporation in exchange for Buyer Common Stock at the Exchange Ratio.

                       (iii) As soon as practicable after the Effective Time,
              the Buyer shall deliver to the participants in the Seller Stock Plans (other than the Seller ESPP and the Seller UK Sub-plan) appropriate notice setting forth such participants' rights pursuant thereto. All grants made pursuant to the Seller Stock Plans (other than the Seller ESPP and the Seller UK Sub-plan) shall continue in effect on the same terms and conditions (other than as set forth in the provisions of this Section 2.1(e)).

                       (iv) At or prior to the Effective Time, the Buyer shall
              take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Buyer Assumed Options (for the avoidance of doubt, including any Buyer Assumed Options which were, prior to their conversion, Seller UK Stock Options). As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Buyer Common Stock subject to such Buyer Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements with respect to the shares underlying such Buyer Assumed Options that are eligible for registration on Form S-8 (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Buyer Assumed Options remain outstanding.

          (f) Employee Stock Purchase Plan. The Company's 1999 Employee Stock Purchase Plan (the "Seller ESPP"), shall be terminated as of the last business day prior to the Effective Time (the "ESPP Termination Date"), and each participant in the Seller ESPP on the ESPP Termination Date shall be deemed to have exercised his or her option under the Seller ESPP on the ESPP Termination Date and shall acquire from the Seller (i) such number of whole shares of Seller Common Stock as the accumulated payroll deductions credited to his or her account as of the ESPP Termination Date will purchase at the price specified in the Seller Stock Purchase Plan (treating the ESPP Termination Date as the New Exercise Date (as defined in the Seller ESPP) for all purposes of the ESPP) and (ii) cash in the amount of any remaining balance in such participant's account; provided, however, that any participant who has given notice to the Seller before the third business day prior to the Effective Time in accordance with the Seller ESPP that such participant requests the distribution of the accumulated payroll deductions credited to his or her account in cash shall receive cash in the amount of the balance in such participant's account in lieu of purchasing Seller Common Stock thereunder.

     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Seller Common Stock for the Merger Consideration pursuant to the Merger are as follows:

          (a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with American Stock Transfer & Trust Company or another bank or trust company designated by the Buyer and acceptable to the Seller (the "Exchange Agent"), for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing that number of whole shares of Buyer Common Stock equal to the aggregate number of shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(e) and (iii) any dividends or distributions to which holders of shares of Seller Common Stock may be entitled pursuant to Section 2.2(c). The shares of Buyer Common Stock deposited with the Exchange Agent pursuant to clause (i) above, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and the cash deposited pursuant to clause (ii) above are hereinafter referred to as the "Exchange Fund."

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1(c) into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to Section 2.1(c), (B) cash in an amount sufficient to make payments for fractional shares pursuant to the provisions of Section 2.2(e) and (C) any dividends or distributions pursuant to the provisions of Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of the Seller, (x) a certificate representing the proper number of shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (y) the proper amount of cash in lieu of fractional shares pursuant to Section 2.2(e) and (z) any dividends or distributions pursuant to Section 2.2(c) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (1) shares of Buyer Common Stock issuable pursuant to Section 2.1(c),
(2) cash in lieu of fractional shares pursuant to Section 2.2(e) and (3) any dividends or distributions pursuant to Section 2.2(c) as contemplated by this
Section 2.2.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate and no cash payment in lieu of fractional shares pursuant to Section 2.2(e) shall be paid to any such holder until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws (including abandoned property and escheat laws), following surrender of any such Certificate there shall be issued and paid to the record holder of the Certificate, (i) certificates representing whole shares of Buyer Common Stock issued in exchange therefor, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

          (d) No Further Ownership Rights in Seller Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (together with any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article II.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates registered in the name of or delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the volume weighted average trading price of a share of Buyer Common Stock on the Nasdaq National Market ("Nasdaq") on the trading day immediately preceding the Effective Time.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Seller Common Stock 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and, subject to Section 2.2(g), any holder of Seller Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer for payment of its claim for shares of Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock issued pursuant to Section 2.2(e) and any dividends or distributions paid pursuant to Section 2.2(c).

          (g) No Liability. To the extent permitted by applicable law, none of the Buyer, the Merger Sub, the Seller, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Seller Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash in lieu of fractional shares payable to the holder of such Certificate pursuant to Section 2.2(e) or any dividends or distributions payable to the holder of such Certificate pursuant to Section 2.2(c), would otherwise escheat to or become the property of any Governmental Entity), all such shares of Buyer Common Stock, cash in lieu of fractional shares or dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Buyer, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

          (j) Rule 145 Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Person who was identified by the Seller as a Rule 145 Affiliate pursuant to Section 6.14 shall not be exchanged until the Buyer has received an Affiliate Letter (as such term is defined in Section 6.14 below) from such Person.

     2.3 Dissenters' Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Seller Common Stock in connection with the Merger.

                ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
                            THE BUYER AND MERGER SUB

     The Buyer and Merger Sub hereby jointly and severally represent and warrant to the Seller as follows:

     3.1 Corporate Organization.

          (a) The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          (b) The Buyer has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer. The Certificate of Incorporation and Bylaws of the Buyer, copies of which have previously been made available to the Seller, are true, complete and correct copies of such documents as currently in effect. The Buyer is not in violation of any provision of its Certificate of Incorporation or Bylaws. The Buyer has made available to the Seller true and complete copies of the minutes of all meetings held and corporate actions taken since January 1, 2001 by the Buyer's stockholders and board of directors (including committees of the Buyer's board of directors).

          (c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and by the other Transaction Documents. All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non assessable and is owned, beneficially and of record, directly or indirectly by the Buyer, free and clear of any claim, lien, encumbrance or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement and by the other Transaction Documents, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

          (d) Each of the Buyer's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Buyer's Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Buyer's Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole.

          (e) The Certificate of Incorporation and Bylaws or equivalent organizational documents of each of the Buyer's Subsidiaries, copies of which have previously been made available to the Seller, are true, correct and complete copies of such documents as currently in effect. None of the Buyer's Subsidiaries is in violation of any provision of its Certificate of Incorporation, Bylaws or equivalent organizational documents. The Buyer Subsidiaries have made available to the Seller true and complete copies of the minutes of all meetings held and corporate actions taken since January 1, 2001 by the stockholders and board of directors of Digitas LLC, Sansome Inc. and Digitas (Europe) Inc. (including committees of such board of directors).

     3.2 Capitalization.

          (a) The authorized capital stock of the Buyer consists of 175,000,000 shares of Buyer Common Stock and 25,000,000 shares of preferred stock, $0.01 par value per share (the "Buyer Preferred Stock"). As of the close of business on July 9, 2004, there were 65,960,802 shares of Buyer Common Stock and no shares of Buyer Preferred Stock issued and outstanding. As of the close of business on July 9, 2004, there were no shares of Buyer Common Stock and no shares of Buyer Preferred Stock held in the treasury of the Buyer. In addition, as of the close of business on July 9, 2004, there were 41,226,393 shares of Buyer Common Stock reserved for issuance upon exercise of outstanding stock options and 780,000 shares reserved for issuance pursuant to an outstanding warrant. The Buyer has no shares of Buyer Common Stock or Buyer Preferred Stock reserved for issuance other than as described above. All issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the Buyer Stock Option Plans (which include director and employee stock options), or as reflected in Section 3.2(a) of the Buyer Disclosure Schedule, the Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of the Buyer or any

Subsidiary of the Buyer or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of the Buyer or any Subsidiary of the Buyer or obligating the Buyer or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in this Section 3.2(a) and for changes since July 9, 2004 resulting from the exercise of Buyer Stock Options, there are no outstanding shares of capital stock of Buyer and no outstanding securities convertible into shares of capital stock of Buyer. Except as set forth in
Section 3.2(a) of the Buyer Disclosure Schedule, there are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Buyer or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Buyer. There are no shares of Buyer Common Stock outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Buyer.

          (b) Section 3.2(b) of the Buyer Disclosure Schedule lists each of the Buyer's Subsidiaries and indicates for each such Subsidiary (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Buyer; and (ii) the jurisdiction of organization. Except as set forth in
Section 3.2(b) of the Buyer Disclosure Schedule, no Subsidiary of the Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Buyer to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of the Buyer held, directly or indirectly, by the Buyer are validly issued, fully paid and nonassessable and are owned by the Buyer free and clear of any claim, lien, encumbrance or agreement with respect thereto.

     3.3 Authority; No Violation.

          (a) Each of the Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The adoption, execution and delivery of this Agreement and the other Transaction Documents to which the Buyer or Merger Sub is a party and the approval of the consummation of the transactions contemplated hereby and thereby have, as of the date of approval by the board of directors of each of the Buyer and Merger Sub, been recommended by, and are duly and validly adopted and approved by the unanimous vote of the board of directors of each of the Buyer and Merger Sub. The board of directors of the Buyer has directed that the issuance of shares of Buyer Common Stock in the Merger be submitted to the stockholders of the Buyer for approval at a meeting of such stockholders and, except for the approval of the issuance of such shares by the Buyer's stockholders, no other corporate action and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which either the Buyer or Merger Sub is a party have been duly and validly executed and delivered by the Buyer or Merger Sub, as the case may be, and (assuming due authorization, execution and delivery by the Seller and any other parties thereto), constitute the valid and binding obligations of the Buyer and Merger Sub, enforceable against the Buyer and Merger Sub in accordance with their respective terms.

          (b) Except as set forth in Section 3.3(b) of the Buyer Disclosure Schedule and assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 3.3(a) and in Section 3.4 of the Buyer Disclosure Schedule have been obtained and all registrations, declarations, filings and notifications described in Section 3.3(b) of the Buyer Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, neither the execution and delivery of this Agreement or the other Transaction Documents by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will, (i) conflict with or violate any provision of the Certificate of Incorporation or other organizational document of like nature or bylaws of the Buyer or any of its Subsidiaries, (ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer or any of its Subsidiaries or by which any property or asset of the Buyer or any of its Subsidiaries is bound or affected or (iii) result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien, security interest, charge or other encumbrance upon any of the properties or assets of the Buyer or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, for any such conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger or
(2) have a Material Adverse Effect on the Buyer.

     3.4 Consents and Approvals. No consents, authorizations, waivers or approvals of, or filings or registrations with, or notifications to any Governmental Authority are necessary in connection with (a) the execution and delivery by the Buyer and Merger Sub of this Agreement or any other Transaction Document, or (b) the consummation by the Buyer and Merger Sub of the Merger and the other transactions contemplated hereby or thereby, except (i) such consents, authorizations, waivers, approvals, filings, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer, prevent or materially delay consummation of the Merger, and (ii) the filing with the SEC of (1) the Joint Proxy Statement/Prospectus and (2) such reports under Sections 13(a), 13(d), 13(g), 14(a) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the other transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith and (iii) notices or filings under the HSR Act. The affirmative vote of holders of a majority of the outstanding shares of Buyer Common Stock is the only vote of the holders of any shares or series of capital stock or other securities of the Buyer necessary to approve the issuance of the shares of Buyer Common Stock in the Merger.

     3.5 Financial Statements. The Buyer has made available to the Seller (a) copies of the audited consolidated balance sheets of the Buyer and its Subsidiaries as of December 31, 2003 and December 31, 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 2001 through 2003, inclusive, accompanied by the audit report of Ernst & Young LLP, independent public accountants for the Buyer and (b) the unaudited consolidated balance sheet of the Buyer and its Subsidiaries as of March 31, 2004, the related unaudited consolidated statements of income for the three (3) months ended March 31, 2004 and March 31, 2003 and the related unaudited consolidated statements of cash flows for the three (3) months ended March 31, 2004 and March 31, 2003 and the related unaudited changes in stockholders' equity for the three (3) months ended March 31, 2004 (the "Buyer Financial Statements"). The December 31, 2003 audited consolidated balance sheet of the Buyer and its Subsidiaries (the "Buyer Balance Sheet") (including the related notes, where applicable) and the other Buyer Financial Statements (including the related notes, where applicable) present fairly, in all material respects, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10
K) to be filed by the Buyer with the SEC after the date hereof will present fairly, in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year end adjustments). Each of the Buyer Financial Statements, including, in each case, the notes thereto, complies, and the financial statements to be filed with the SEC by the Buyer after the date hereof will comply in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of the Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements in all material respects.

     3.6 Broker's Fees. Neither the Buyer nor to Buyer's Knowledge any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Morgan Stanley and Gridley & Company LLC (the "Buyer's Advisors") and for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Buyer will be responsible for the payment of all such fees.

     3.7 Absence of Certain Changes or Events. From the date of the Buyer Balance Sheet to the date of this Agreement, except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement or as set forth in
Section 3.7 of the Buyer Disclosure Schedule, (a) the Buyer and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices and (b) there has not been any event or occurrence which has had, or would have, a Material Adverse Effect on the Buyer.

     3.8 Legal Proceedings. Except as specifically disclosed in the Buyer SEC Reports filed prior to the date of this Agreement or as set forth in Section
3.8 of the Buyer Disclosure Schedule, there is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of the Buyer, threatened, against the Buyer or any of its Subsidiaries, which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer or otherwise prevent or materially delay consummation of the Merger, nor is there any judgment, decree, injunction, award or order of any legal or administrative body or arbitrator outstanding against the Buyer or any of its Subsidiaries (i) which would reasonably be expected to have any such effect or (ii) restricting the ability of the Buyer or any of its Subsidiaries to conduct business in any material respect in any area.

     3.9 Reports.

          (a) Since January 1, 2001, the Buyer and its Subsidiaries have timely filed, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8 K (collectively, the "Buyer SEC Reports") (and copies of all such Buyer SEC Reports have been or will be delivered or otherwise made available by the Buyer to the Seller) and (ii) any applicable state securities authorities (except, in the case of state securities authorities, no such representation is made as to filings which if the failure to make such filings would not be material) (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the "Buyer Reports") and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates of filing with the SEC, the Buyer SEC Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Buyer has made available to the Seller true and complete copies of all amendments and modifications to the material contracts filed pursuant to Item 601(b)(10) of Regulation S-K of the SEC as exhibits to the Buyer's most recent report filed with the SEC on Form 10-K (other than such amendments and modifications that have been filed by the Buyer or any of its Subsidiaries with the SEC).

          (b) The Buyer has designed disclosure controls and procedures, within the meaning of Rule 13a-15 of the Exchange Act, to ensure that material information relating to the Buyer is made known to the management of the Buyer by others within those entities. Based on its most recent evaluation prior to the date hereof, (i) there were no significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect in any material respect the Buyer's ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (ii) there was no fraud, whether or not material, that involved management or other employees of the Buyer or any of its Subsidiaries who have a significant role in the Buyer's internal controls over financial reporting. The certificates of the Chief Executive Officer and Chief Financial Officer of the Buyer required by Rule 13a 14 under the Exchange Act with respect to the Buyer SEC Reports, as applicable, were true and correct as of the date made. The Buyer has no knowledge (without any evaluation or investigation) (i) as of the date of this Agreement, of any significant deficiencies or material weaknesses in its internal controls over financial reporting and (ii) as of the Effective Time, of any significant deficiencies or material weaknesses in its internal controls over financial reporting except for such deficiencies or weaknesses that the Buyer is in the process of remediating and of which the Buyer has informed the Seller.

     3.10 Absence of Undisclosed Liabilities. Except (i) as set forth in
Section 3.10 of the Buyer Disclosure Schedule, (ii) as disclosed in the Buyer Financial Statements (including the notes thereto), (iii) for those liabilities that are fully reflected or reserved against on the Buyer Balance Sheet and
(iv) for liabilities incurred in the ordinary course of business consistent with past practice, from December 31, 2003 to the date of this Agreement, neither the Buyer nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Buyer.

     3.11 Compliance with Applicable Laws and Reporting Requirements. The Buyer and its Subsidiaries hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for the operation of their respective businesses (the "Buyer Permits"). The Buyer and each of its Subsidiaries are in compliance with the terms of the Buyer Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Buyer. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement or as set forth in the Buyer Disclosure Schedule, the businesses of the Buyer and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority (including but not limited to the Sarbanes-Oxley Act of 2002), except for possible violations which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Buyer. Except as set forth in Section 3.11 of the Buyer Disclosure Schedule, no investigation by any Governmental Authority with respect to the Buyer is pending or, to the Buyer's knowledge, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Buyer.

     3.12 Taxes and Tax Returns. For purposes of this Section 3.12 any reference to the Buyer or the Buyer's Subsidiaries shall be deemed to include a reference to the Buyer's predecessors or the Buyer's Subsidiaries' predecessors, respectively, except where inconsistent with the language of this
Section 3.12.

          (a) Except as set forth in Section 3.12(a) of the Buyer Disclosure Schedule, each of the Buyer and each of its Subsidiaries (referred to for purposes of this Section 3.12, collectively, as the "Buyer Companies") has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (ii) since January 1, 1997, timely paid in full (or there has been timely paid in full on its behalf) all income and other material Taxes required to have been paid by it; and (iii) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Buyer's audited consolidated balance sheet as of December 31, 2003 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP to cover all Taxes accrued or accruable through the date thereof.

          (b) There are no material liens for Taxes upon any property or assets of the Buyer Companies, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate reserves have been established in the Buyer's audited consolidated financial statements in accordance with GAAP).

          (c) Except as set forth in Section 3.12(c) of the Buyer Disclosure Schedule, as of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending against the Buyer Companies with regard to any Taxes or Tax Returns of the Buyer Companies, and none of the Buyer Companies has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

          (d) Except as set forth in Section 3.12(d) of the Buyer Disclosure Schedule, none of the Buyer Companies is party to any agreement providing for the allocation, sharing or indemnification of Taxes.

          (e) The federal income Tax Returns of the Buyer Companies have been filed and there are no disputes relating thereto with the IRS outstanding as of the Effective Time.

          (f) None of the Buyer Companies has consented or elected to be included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only the Buyer and any Buyer Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

          (g) None of the Buyer Companies has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two (2) years of the date of this Agreement.

          (h) Each of the Buyer Companies currently computes its taxable income exclusively using the accrual method of accounting and has exclusively used the accrual method of accounting to compute its taxable income for all taxable years ending after December 31, 1999. None of the Buyer Companies has agreed, or is required, to make any material adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 1999. As of December 31, 2003, none of the Buyer Companies has made any payment, that was not deductible under Code Section 162(m) or Code Section 280G.

          (i) The Buyer Companies have made available to the Seller correct and complete copies of (i) all of their material Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to the Buyer Companies, and (iii) any closing letters or agreements entered into by the Buyer or any Buyer Company with any Governmental Authority(ies) within the past five (5) years with respect to Taxes.

          (j) To the knowledge of the Buyer, none of the Buyer Companies is or has been a party to a "reportable transaction" as defined in Treasury Regulations Section 1.6011-4(b).

     3.13         Employee Benefit Programs.

          (a) Except as set forth in Section 3.13(a) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries has maintained or currently maintains, or has contributed or currently contributes (or has been or is obligated to contribute) to, any "employee pension benefit plan" (the "Buyer Pension Plans"), as such term is defined in Section 3(2) of ERISA, "employee welfare benefit plan" (the "Buyer Benefit Plans"), as such term is defined in Section 3(1) of ERISA, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, other employee benefit plan for employees of the Buyer or any of its Subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non employee directors of the Buyer or any of its Subsidiaries, including the Buyer Stock Option Plans (collectively, the "Buyer Other Plans").

          (b) The Buyer has made available to the Seller complete and accurate copies of each of the following with respect to each of the Buyer Pension Plans, the Buyer Benefit Plans and the Buyer Other Plans: (i) plan document and any amendment thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) most recent actuarial report, if any; (v) most recent annual report on Form 5500; and (vi) summary plan description.

          (c) Except as set forth in Section 3.13(c) of the Buyer Disclosure Schedule, each of the Buyer Pension Plans, each of the Buyer Benefit Plans and each of the Buyer Other Plans, which are maintained or contributed to by the Buyer, has been and is administered in compliance with its terms in all material respects and has been and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable laws.

          (d) Each of the Buyer Pension Plans which is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS that such plan meets the requirements of Code Section 401(a) and that the trust associated with such Buyer Pension Plan is tax exempt under Code Section 501(a), and, to the knowledge of the Buyer, each of such plans is so qualified and the Buyer is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

          (e) The Buyer has made or provided for all contributions to the Buyer Pension Plans required thereunder.

          (f) Except as set forth in Section 3.13(f) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is a party to or maintains any existing contract or other arrangement with any employee or group of employees (i) that provides for any kind of severance payments, stock or stock-equivalent payments or post employment benefits or (ii) providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

          (g) Except as set forth in Section 3.13(g) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries (i) has ever maintained any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA,
(ii) has ever maintained any plan subject to Title IV of ERISA, or (iii) is providing healthcare or any other non pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws) or has promised to provide such post termination benefits in the future.

          (h) Except as set forth in Section 3.13(h) of the Buyer Disclosure Schedule, no material lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of the Buyer, threatened with respect to any Buyer Pension Plan, Buyer Benefit Plan or Buyer Other Plan. There is no material correspondence between the Buyer or any Subsidiary of the Buyer and any Governmental Authority related to any other Buyer Pension Plan, Buyer Benefit Plan or Buyer Other Plan concerning any matter that would result in any material liability to the Seller, the Buyer or any Buyer Pension Plan, Buyer Benefit Plan or Buyer Other Plan.

          (i) With respect to any pension plan, scheme or arrangement maintained by the Buyer that covers employees of the Buyer or its Subsidiaries in the United Kingdom (the "Buyer UK Pension Plans"):

                           (i) The Buyer UK Pension Plans are the only
                  arrangements to which the Buyer or any of its Subsidiaries has or could have any liability for the purpose of providing benefits on retirement or death.

                           (ii) The Buyer has made available to the Seller
                  documents containing material details of the Buyer UK Pension Plans and of the Buyer's or any of its Subsidiaries' and its employees' obligations and liabilities under it.

                           (iii) The Buyer UK Pension Plans are approved in
                  accordance with Chapter I or Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988, and there is no reason why this approval could be withdrawn.

                           (iv) So far as the Buyer or any of its Subsidiaries
                  are aware having made enquiries, the Buyer or any of its Subsidiaries and Buyer UK Pension Plans comply and have at all times complied with all legal and regulatory requirements (including equal treatment and data protection requirements) relevant to the Buyer UK Pension Plans and the Buyer or any of its Subsidiaries' participation in the Buyer UK Pension Plans.

                           (v) So far as the Buyer or any of its Subsidiaries
                  are aware having made enquiries, no claim, dispute, complaint or investigation has arisen which relates to the Buyer UK Pension Plans or to the provision of retirement or death benefits in respect of the Buyer or any of its Subsidiaries' current and former employees, and there is no reason why any such claim, dispute, complaint or investigation could arise.

                           (vi) All amounts payable by the Buyer or any of its
                  Subsidiaries to the Buyer UK Pension Plans have been paid.

                           (vii) All death in service benefits under the Buyer
                  UK Pension Plans are fully insured.

                           (viii) All benefits under the Buyer UK Pension Plans
                  (other than those which are fully insured) are calculated on a money purchase basis only and there is no obligation on the Buyer or any of its Subsidiaries or under the Buyer UK Pension Plans (other than in the case of those benefits which are fully insured) to provide any specified level of benefits. 3.14 Labor and Employment Matters.

          (a) Except as set forth in Section 3.14(a) of the Buyer Disclosure Schedule, the Buyer and its Subsidiaries are in material compliance with all federal, state, and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and there are no material arrearages in the payment of wages. To the knowledge of Buyer, each individual who renders services to the Buyer or any of its Subsidiaries who is classified by the Buyer or any of its Subsidiaries as having the status of an independent contractor or as having other non-employee status for any purpose (including for purposes of taxation, tax reporting, and/or Buyer Pension Plans, Buyer Benefit Plans or Buyer Other Plans) is properly so characterized. Except as set forth in Section 3.14(a) of the Buyer Disclosure Schedule, there are not currently any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Buyer and no material complaints relating to employment practices of the Buyer have been made to any Governmental Authority or submitted in writing to the Buyer.

          (b) Except as set forth in Section 3.14(b) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries has recognized or is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as set forth on Section 3.14(b) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or, to the Buyer's Knowledge, threatened, any labor strike or lockout involving the Buyer nor any of its Subsidiaries.

     3.15 Material Contracts. Except as filed as exhibits to the Buyer SEC Reports filed prior to the date of this Agreement or as set forth in Section
3.15 of the Buyer Disclosure Schedule, and except for this Agreement and the Buyer Stockholder Voting Agreements, neither the Buyer nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, (ii) with any consultants that are natural persons, individually involving the payment of $100,000 or more per annum, (iii) which is a "material contract" (as such terms is defined in

Item 601(b)(10) of Regulation S-K of the SEC), (iv) which by its terms limits the ability of the Buyer or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires the Buyer or any of its affiliates to sell or market any third party's products or services of, or make available investment opportunities to, any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to the Buyer on a consolidated basis, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) in the case of a Buyer Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the other Transaction Documents, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) which would reasonably be expected to prohibit or materially delay the consummation of the Merger or (viii) with any of the Buyer's customers among the ten customers generating the highest revenues during the four fiscal quarters prior to the date hereof under which services remain to be performed by the Buyer or its Subsidiaries (excluding statements of work). The Buyer has previously made available to the Seller complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.15 (collectively referred to herein as the "Buyer Contracts"), subject to reasonable procedures established by the Buyer to keep such information confidential. All of the Buyer Contracts are valid and in full force and effect, except to the extent they have expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Buyer. Neither the Buyer nor any of its Subsidiaries has, and to the knowledge of the Buyer, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Buyer Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Buyer.

     3.16         Properties.

          (a) Neither the Buyer nor any of its Subsidiaries owns any real property. Section 3.16(a) of the Buyer Disclosure Schedule lists all real property leased or subleased to or by the Buyer or any of its Subsidiaries and lists the dates of and parties to each such lease, the dates and parties to each amendment, modification and supplement to each such lease, the term of such lease, any extension and expansion options, and the current rent payable thereunder as of the date hereof. The Buyer has made available to the Seller true, complete and accurate copies of the leases and subleases (each as amended to date) listed in Section 3.16(a) of the Buyer Disclosure Schedule. With respect to each such lease and sublease except as set forth in Section 3.16(a) of the Buyer Disclosure Schedule:

                           (i) the lease or sublease is a valid, binding and
                  enforceable obligation of the Buyer or its Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

                           (ii) neither the Buyer nor any of its Subsidiaries,
                  or to the knowledge of the Buyer, any other party, is in material breach or violation of, or material default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Buyer, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a material breach or default by the Buyer or any of its Subsidiaries, or to the knowledge of the Buyer, any other party under such lease or sublease;

                           (iii) except for the subleases set forth in Section
                  3.16(a) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered in any material respect any interest in the leasehold or subleasehold; and

                           (iv) there are no Encumbrances, easements, covenants
                  or other restrictions applicable to the real property subject to such lease or sublease, except for recorded easements, covenants and other restrictions which do not, individually or in the aggregate materially impair the current uses or the occupancy by the Buyer or its Subsidiary, as the case may be, of the property subject thereto.

          (b) Except as set forth in Section 3.16(b) of the Buyer Disclosure Schedule, the Buyer and its Subsidiaries own good title, free and clear of all liens, mortgages, pledges, charges, security interests or other encumbrances (collectively, "Encumbrances"), to all property and physical assets necessary to conduct the business of the Buyer as currently conducted, except for (i) Encumbrances reflected in the Buyer Financial Statements and notes thereto included in the Buyer SEC Reports, (ii) Encumbrances or imperfections of title which do not materially detract from the value or interfere with the present or presently contemplated use of the assets subject thereto or affected thereby,
(iii) Encumbrances for current Taxes not yet due and payable and (iv) Encumbrances on the landlord's interest in the premises. Except as would not be material to the business of the Buyer, the Buyer and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personalty leased by the Buyer or its Subsidiaries as now used, possessed and controlled by the Buyer or its Subsidiaries, as applicable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Buyer and its Subsidiaries, in the aggregate, are in serviceable condition, maintenance and repair, except for ordinary wear and tear.

     3.17 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Buyer of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Buyer, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Buyer. To the knowledge of the Buyer, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material

Adverse Effect on the Buyer. The Buyer is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Buyer.

     3.18         Intellectual Property.

          (a) Section 3.18 of the Buyer Disclosure Schedule contains a complete and accurate list of all Patents owned or purported to be owned by the Buyer ("Buyer Patents"), registered and material unregistered Marks owned or purported to be owned by the Buyer ("Buyer Marks") and registered Copyrights owned or purported to be owned by the Buyer ("Buyer Copyrights"). Except as set forth in Section 3.18 of the Buyer Disclosure Schedule:

                           (i) the Buyer exclusively owns or possesses adequate
                  and enforceable rights to use, without payment to a third party, all of the material Intellectual Property Assets necessary for the operation of the Buyer's Business, free and clear of all material Encumbrances;

                           (ii) all Buyer Patents, Buyer Marks and Buyer
                  Copyrights which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in material compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications). All issued Buyer Patents and registered Buyer Marks and Buyer Copyrights are valid and enforceable;

                           (iii) there are no pending, or, to the knowledge of
                  the Buyer, threatened claims against any of the Buyer or its employees alleging that any of the Buyer Intellectual Property Assets or the Buyer's Business (or any work product delivered to Buyer's customers), infringes on, or misappropriates the rights of others under any Intellectual Property Assets (any "Third Party Rights");

                           (iv) To the knowledge of Buyer, the operation of the
                  Buyer's Business does not infringe on, or misappropriate any Third Party Right;

                           (v) in the three (3) years prior to the date hereof,
                  the Buyer has not received any communications alleging that it has violated or, by conducting the Buyer's Business, would violate any Third Party Rights or that any of the Buyer Intellectual Property Assets is invalid or unenforceable;

                           (vi) no current or former employee or consultant of
                  Buyer owns any rights in or to any of the Buyer Intellectual Property Assets;

                           (vii) to the knowledge of the Buyer, there is no
                  violation or infringement by a third party of any of the Buyer Intellectual Property Assets;

                           (viii) the Buyer has taken reasonable security
                  measures to protect the secrecy, confidentiality and value of all Buyer Intellectual Property Assets that have Trade Secrets owned by the Buyer or used or held for use by the Buyer in the Buyer's Business (the "Buyer Trade Secrets") and to protect the secrecy, confidentiality and value of all confidential information of Buyer's clients possessed, used or held for use by Buyer in the Buyer's Business ("Buyer Client Confidential Information"), including, without limitation, requiring each Buyer employee and consultant and any other person with access to Buyer Trade Secrets or Buyer Client Confidential Information to execute a binding confidentiality agreement, copies or forms of which have been provided to the Seller and, to the Buyer's knowledge, there has not been any breach by any party of such confidentiality agreements within the past twelve months; and

                           (ix) the Buyer has collected personally identifiable
                  information from third parties as part of its client services, and in connection with any collection of personally identifiable information, complied with all applicable laws and regulations and its clients' privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by the Buyer or, to the Buyer's Knowledge, by third parties engaged by Buyer who have authorized access to the Buyer's databases or other records.

                           (x) (A) the Buyer has not directly or indirectly
                  granted other than to its customers in the ordinary course of business, any rights, licenses or interests in the source code of its proprietary software, and (B) since the Buyer developed the source code of its proprietary software, the Buyer has not provided or disclosed the source code of its proprietary software to any person or entity other than to its customers in the ordinary course of business;

                           (xi) the Buyer Products perform in accordance with
                  their documented specifications and as the Buyer has warranted to its customers, except to the extent any such failure to so perform would not reasonably be expected to have a Material Adverse Effect;

          (b) For purposes of this Agreement;

                           (i) "Buyer's Business" means the business of Buyer
                  as currently conducted and proposed to be conducted.

                           (ii) "Buyer Intellectual Property Assets" means all
                  material Intellectual Property Assets owned or purported to be owned by the Buyer or used or held for use by the Buyer in the Buyer's Business. Buyer Intellectual Property Assets includes, without limitation, Buyer Patents, Buyer Marks, Buyer Copyrights and Buyer Trade Secrets.

                           (iii) "Intellectual Property Assets" means:

                                (A) patents, patent applications, patent
                  rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents");

                                (B) trade names, trade dress, logos, packaging
                  design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration
                  (collectively, "Marks");

                                (C) copyrights in both published and
                  unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights");

                                (D) know-how, trade secrets, confidential or
                  proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); and

                                (E) goodwill, franchises, licenses, permits,
                  consents, approvals, and claims of infringement against third parties.

                           (iv) "Buyer Products" means those computer programs
                  and/or services and related documentation designed, manufactured, marketed, sold and/or distributed by the Buyer.

     3.19 Customers and Key Employees. Except as disclosed in Section 3.19 of the Buyer Disclosure Schedule, as of the date hereof, the Buyer has no knowledge of (i) any intention to terminate or materially reduce, or termination of, or basis for termination of, the customer relationship by any customer among the ten customers generating the highest revenues during the four fiscal quarters prior to the date hereof or (ii) any intention to terminate employment by any of the Buyer Key Employees.

     3.20 Transactions with Affiliates. Except as set forth in Section 3.20 of the Buyer Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Buyer or any of its Subsidiaries to, and neither the Buyer nor any of its Subsidiaries has any loan arrangement with any 5% stockholder, director, employee of vice president level or above, other than as part of the normal and customary terms of such persons' employment or service as a director with the Buyer or any of its Subsidiaries or in an amount not in excess of $5,000 with any Person. Except as set forth in Section 3.20 of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors or executive officers (or, to Buyer's knowledge, any of their respective Affiliates) or, to Buyer's knowledge, any transaction or agreement with any 5% stockholder or employee of vice president level or above (other than executive officers).

     3.21 Insurance. The Buyer and each of its Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Buyer and its Subsidiaries. Section 3.21 of the Buyer Disclosure Schedule sets forth all material insurance policies maintained by Buyer or any of its Subsidiaries (including the providers of such insurance policies). The Buyer has made available to the Seller a complete and accurate list of all claims made under such policies (other than claims under health and welfare insurance policies) since January 1, 2001 resulting in any payment by such insurance company in any amount greater than $25,000 for such claims or for all claims arising out of the same or similar incidents (in all cases including all outstanding claims as of the date hereof seeking payment in excess of $25,000 and the status thereof). All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid; and none of Buyer or any of its Subsidiaries is in material default thereunder. Except as set forth in Section 3.21 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such insurance policy of Buyer or any of its Subsidiaries.

     3.22 Joint Proxy Statement/Prospectus; the Buyer Information. The information relating to the Buyer and its Subsidiaries to be contained in the Joint Proxy Statement/Prospectus, and in any other documents filed with the SEC in connection herewith, will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Buyer and the Seller or at the time of either of the Buyer Stockholders' Meeting or the Seller Stockholders' Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Joint Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by Seller for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

     ARTICLE IV  -  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to the Buyer and Merger Sub as follows:

     4.1 Corporate Organization.

          (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller. The Certificate of Incorporation and

Bylaws of the Seller, copies of which have previously been made available to the Buyer, are true, complete and correct copies of such documents as currently in effect. The Seller is not in violation of any provision of its Certificate of Incorporation or Bylaws. The Seller has made available to the Buyer true and complete copies of the minutes of all meetings held and corporate actions taken since January 1, 2001 by the Seller's stockholders and board of directors (including committees of the Seller's board of directors).

          (b) Each of the Seller's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Seller's Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Seller's Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller and its Subsidiaries taken as a whole.

          (c) The Certificate of Incorporation and Bylaws or equivalent organizational documents of each of the Seller's Subsidiaries, copies of which have previously been made available to the Buyer, are true, correct and complete copies of such documents as currently in effect. None of the Seller's Subsidiaries is in violation of any provision of its Certificate of Incorporation, Bylaws or equivalent organizational documents. The Seller Subsidiaries have made available to the Buyer true and complete copies of the minutes of all meetings held and corporate actions taken since January 1, 2001 by the stockholders and board of directors of Modem Media Holding, Inc., Modem Media (UK) Limited and Modem Media Canada, Inc. (including committees of such board of directors).

     4.2 Capitalization.

          (a) The authorized capital stock of the Seller consists of 145,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (the "Seller Preferred Stock"). As of the close of business on July 9, 2004, there were 27,365,056 shares of Seller Common Stock and no shares of Seller Preferred Stock issued and outstanding. As of the close of business on July 9, 2004, there were 324,902 shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of the Seller. In addition, as of the close of business on July 9, 2004, there were 5,123,062 shares of Seller Common Stock reserved for issuance upon exercise of outstanding Seller Stock Options; no shares of Seller Preferred Stock designated as "Series A Participating Cumulative Preferred Stock Preferred Shares" reserved for issuance pursuant to the Seller Rights Agreement; and 190,000 shares reserved for issuance under an outstanding warrant. The Seller has no shares of Seller Common Stock or Seller Preferred Stock reserved for issuance other than as described above. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except
(i) for the Seller Stock Option Plans (which include director and employee stock options) and the Seller ESPP, (ii) the Seller Rights Agreement and (iii) as reflected in Section 4.2(a) of the Seller Disclosure Schedule, the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of the Seller or any Subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of the Seller or any Subsidiary of the Seller or obligating the Seller or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in this
Section 4.2(a) and for changes since July 9, 2004 resulting from the exercise of Seller Stock Options, there are no outstanding shares of capital stock of Seller and no outstanding securities convertible into shares of capital stock of Seller. Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Seller. Section 4.2(a) of the Seller Disclosure Schedule sets forth, as of June 30, 2004 (i) the name of each holder of each outstanding Seller Stock Option, (ii) the date each such Seller Stock Option was granted,
(iii) the number of shares of Seller Common Stock subject to each such Seller Stock Option, (iv) the expiration date of each such Seller Stock Option and (v) the price at which each such Seller Stock Option may be exercised; and no Seller Stock Options have been granted since June 30, 2004 (other than Seller Stock Options granted in compliance with Section 5.1). Except as set forth in
Section 4.2(a) of the Seller Disclosure Schedule there are no shares of Seller Common Stock outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Seller (which Schedule sets forth the amount of each such grant by holder and the vesting schedule to which such shares are subject).

          (b) Section 4.2(b) of the Seller Disclosure Schedule lists each of the Seller's Subsidiaries and indicates for each such Subsidiary: (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Seller; and (ii) the jurisdiction of organization. Except as set forth in Section 4.2(b) of the Seller Disclosure Schedule, no Subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of the Seller held, directly or indirectly, by the Seller are validly issued, fully paid and nonassessable and are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

          (c) Seller UK Sub-plan.

                           (i) All notices, returns, registrations and payments
                  which should have been made by the Seller or any of the Seller's Subsidiaries in relation to the Seller

                  UK Sub-plan have been made during the requisite time periods are up-to-date correct and on a proper basis and none of them is, or is likely to be, the subject of any dispute with any authority administering Tax.

                           (ii) The Seller UK Sub-plan is approved by the
                  Inland Revenue under the provisions of Income Tax (Earnings and Pensions) Act 2003 ("ITEPA") and there are no circumstances which are likely to result in such Inland Revenue approval being withdrawn.

                           (iii) The Seller and the Seller's Subsidiaries have
                  properly operated the United Kingdom Pay As You Earn System by making deductions as required by applicable Tax Statutes, on the grant, exercise or other event in relation to share options granted under the Seller UK Sub-plan and has accounted for any such taxation the appropriate Taxation Authority.

     4.3 Authority; No Violation.

          (a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The adoption, execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party, and the approval of the consummation of the transactions contemplated hereby and thereby have, as of the date of approval by the board of directors of the Seller, been recommended by, and are duly and validly adopted and approved by the unanimous vote of the board of directors of the Seller. The board of directors of the Seller has directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the stockholders of the Seller for adoption and approval at a meeting of such stockholders and, except for the adoption and approval of this Agreement and the Merger by the Seller's stockholders, no other corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer, Merger Sub and the other parties thereto) constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

          (b) Except as set forth in Section 4.3(b) of the Seller Disclosure Schedule and assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 4.3(a) and in Section 4.4 of the Seller Disclosure Schedule have been obtained and all registrations, declarations, filings and notifications described in Section 4.3(b) of the Seller Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, neither the execution and delivery of this Agreement or the other Transaction Documents by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby, will, (i) conflict with or violate any provision of the Certificate of Incorporation or other organizational document of like nature or the Bylaws of the Seller or any of its Subsidiaries,
(ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its Subsidiaries or by which any property or asset of the Seller or any of its Subsidiaries is bound or affected or (iii) result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien, security interest, charge or other encumbrance upon any of the properties or assets of the Seller or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or any of its Subsidiaries is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, for any such conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) have a Material Adverse Effect on the Seller.

     4.4 Consents and Approvals. No consents, authorizations, waivers or approvals of, or filings or registrations with, or notifications to any Governmental Authority are necessary in connection with (a) the execution and delivery by the Seller of this Agreement or any other Transaction Document, or
(b) the consummation by the Seller of the Merger and the other transactions contemplated hereby or thereby, except (i) such consents, authorizations, waivers, approvals, filings, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller or prevent or materially delay consummation of the Merger, (ii) the filing with the SEC of
(1) the Joint Proxy Statement/Prospectus and (2) such reports under Sections 13(a), 13(d), 13(g), 14(a) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the other transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith and (iii) notices or filings under the HSR Act. The affirmative vote of holders of a majority of the outstanding shares of Seller Common Stock is the only vote of the holders of any shares or series of capital stock or other securities of the Seller necessary to adopt this Agreement and approve the Merger.

     4.5 Financial Statements. The Seller has made available to the Buyer (a) copies of the audited consolidated balance sheets of the Seller and its Subsidiaries as of December 31, 2003 and December 31, 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 2001 through 2003, inclusive, accompanied by the audit report of PricewaterhouseCoopers, LLP, independent public accountants for the Seller and (b) the unaudited consolidated balance sheet of the Seller and its Subsidiaries as of March 31, 2004, the related unaudited consolidated statements of income for the three (3) months ended March 31, 2004 and March
31, 2003, the related unaudited consolidated statements of cash flows for the three (3) months ended March 31, 2004 and March 31, 2003 and the related unaudited changes in stockholders' equity for the three (3) months ended March 31, 2004 (the "Seller Financial Statements"). The December 31, 2003 audited consolidated balance sheet of the Seller and its Subsidiaries (the "Seller Balance Sheet") (including the related notes, where applicable) and the other Seller Financial Statements (including the related notes, where applicable) present fairly, in all material respects, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Seller with the SEC after the date hereof will present fairly, in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year end adjustments). Each of the Seller Financial Statements, including, in each case, the notes thereto, complies, and the financial statements to be filed with the SEC by the Seller after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of the Seller and its Subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements in all material respects.

     4.6 Broker's Fees. Neither the Seller nor, to Seller's knowledge, any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Goldman Sachs (the "Seller's Advisor") and for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Seller will be responsible for the payment of all such fees. The fee payable to the Seller's Advisor in connection with the transactions contemplated by this Agreement is as described in an engagement letter between the Seller and the Seller's Advisor, a true and complete copy of which has heretofore been furnished to the Buyer.

     4.7 Absence of Certain Changes or Events. From the date of the Seller Balance Sheet to the date of this Agreement, except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement or as set forth in
Section 4.7 of the Seller Disclosure Schedule (a) the Seller and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (b) there has not been any event or occurrence which has had, or would have, a Material Adverse Effect on the Seller.

     4.8 Legal Proceedings. Except as specifically disclosed in the Seller SEC Reports filed prior to the date of this Agreement or as set forth in Section
4.8 of the Seller Disclosure Schedule, there is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of the Seller, threatened, against the Seller or any of its Subsidiaries which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller or otherwise prevent or materially delay the consummation of the Merger nor is there any judgment, decree, injunction, award or order of any legal or administrative body or arbitrator outstanding against the Seller or any of its Subsidiaries (i) which would reasonably be expected to have any such effect or (ii) restricting the ability of the Seller or any of its Subsidiaries to conduct business in any material respect in any area.

     4.9 Reports.

          (a) Except as set forth in Section 4.9 of the Seller Disclosure Schedule, since January 1, 2001, the Seller and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed (i) with the SEC, including, but not limited to, Forms 10-K, Forms

10-Q and Forms 8 K (collectively, the "Seller SEC Reports") (and copies of all such Seller SEC Reports have been or will be delivered or otherwise made available by the Seller to the Buyer) and (ii) any applicable state securities authorities, if any (except, in the case of state securities authorities, no such representation is made as to filings if the failure to make such filing, if any, would not be material) (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the "Seller Reports") and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates of filing with the SEC, the Seller SEC Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Seller has made available to the Buyer true and complete copies of all amendments and modifications to the material contracts filed pursuant to Item 601(b)(10) of Regulation S-K of the SEC as exhibits to the Seller's most recent report filed with the SEC on Form 10-K (other than such amendments and modifications that have been filed by the Seller or its Subsidiaries with the SEC).

          (b) The Seller has designed disclosure controls and procedures, within the meaning of Rule 13a-15 of the Exchange Act, to ensure that material information relating to the Seller is made known to the management of the Seller by others within those entities. Based on its most recent evaluation prior to the date hereof, (i) there were no significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect in any material respect the Seller's ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (ii) there was no fraud, whether or not material, that involved management or other employees of the Seller or any of its Subsidiaries who have a significant role in the Seller's internal controls over financial reporting. The certificates of the Chief Executive Officer and Chief Financial Officer of the Seller required by Rule 13a 14 under the Exchange Act with respect to the Seller SEC Reports, as applicable, were true and correct as of the date made. The Seller has no knowledge (without any evaluation or investigation) (i) as of the date of this Agreement, of any significant deficiencies or material weaknesses in its internal controls over financial reporting and (ii) as of Effective Time, of any significant deficiencies or material weaknesses in its internal controls over financial reporting except for such deficiencies or weaknesses that the Seller is in the process of remediating and of which the Seller informed the Buyer.

     4.10 Absence of Undisclosed Liabilities. Except (i) as set forth in
Section 4.10 of the Seller Disclosure Schedule, (ii) as disclosed in the Seller Financial Statements (including the notes thereto), (iii) for those liabilities that are fully reflected or reserved against on the Seller Balance Sheet and
(iv) for liabilities incurred in the ordinary course of business consistent with past practice, from December 31, 2003 to the date of this Agreement, neither the Seller nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller.

     4.11 Compliance with Applicable Laws and Reporting Requirements. The Seller and its Subsidiaries hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for the operation of their respective businesses (the "Seller Permits"). The Seller and each of its Subsidiaries are in compliance with the terms of the Seller Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Seller. Except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement or as set forth in the Seller Disclosure Schedule, the businesses of the Seller and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority (including but not limited to the Sarbanes-Oxley Act of 2002), except for possible violations which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Seller. Except as set forth in Section 4.11 of the Seller Disclosure Schedule, no investigation by any Governmental Authority with respect to the Seller or any of the Subsidiaries is pending or, to the Seller's knowledge, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Seller.

     4.12 Taxes and Tax Returns. For purposes of this Section 4.12 any reference to the Seller or the Seller's Subsidiaries shall be deemed to include a reference to the Seller's predecessors or the Seller's Subsidiaries' predecessors, respectively, except where inconsistent with the language of this
Section 4.12.

          (a) Except as set forth in Section 4.12(a) of the Seller Disclosure Schedule, each of the Seller and each of its Subsidiaries (referred to for purposes of this Section 4.12, collectively, as the "Seller Companies") has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (ii) since January 1, 1997, timely paid in full (or there has been timely paid in full on its behalf) all income and other material Taxes required to have been paid by it; and (iii) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Seller's audited consolidated balance sheet as of December 31, 2003 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP to cover all Taxes accrued or accruable through the date thereof.

          (b) There are no material liens for Taxes upon any property or assets of the Seller Companies, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate reserves have been established in the Seller's audited consolidated financial statements in accordance with GAAP).

          (c) Except as set forth in Section 4.12(c) of the Seller Disclosure Schedule, as of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending against the Seller Companies with regard to any Taxes or Tax Returns of the Seller Companies, and none of the Seller Companies has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

          (d) Except as set forth in Section 4.12(d) of the Seller Disclosure Schedule, none of the Seller Companies is party to any agreement providing for the allocation, sharing or indemnification of Taxes.

          (e) The federal income Tax Returns of the Seller Companies have been filed and there are no disputes relating thereto with the IRS outstanding as of the Effective Time.

          (f) As of and following January 1, 1997, none of the Seller Companies has consented or elected to be included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only the Seller and any Seller Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

          (g) None of the Seller Companies has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two (2) years of the date of this Agreement.

          (h) Each of the Seller Companies currently computes its taxable income exclusively using the accrual method of accounting and has exclusively used the accrual method of accounting to compute its taxable income for all taxable years ending after December 31, 1999. None of the Seller Companies has agreed, or is required, to make any material adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 1999. As of December 31, 2003, none of the Seller Companies has made any payment that was deductible under Code Section 162(m) or Code Section 280G.

          (i) The Seller Companies have made available to the Buyer correct and complete copies of (i) all of their material Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to the Seller Companies, and (iii) any closing letters or agreements entered into by the Seller or any Seller Company with any Governmental Authority(ies) within the past five (5) years with respect to Taxes.

          (j) To the knowledge of the Seller, none of the Seller Companies is or has been a party to a "reportable transaction" as defined in Treasury Regulations Section 1.6011-4(b).

     4.13         Employee Benefit Programs.

          (a) Except as set forth in Section 4.13(a) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has maintained or currently maintains, or has contributed or currently contributes (or has been or is obligated to contribute) to, any "employee pension benefit plan" (the "Seller Pension Plans"), as such term is defined in Section 3(2) of ERISA, "employee welfare benefit plan" (the "Seller Benefit Plans"), as such term is defined in Section 3(1) of ERISA, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, other employee benefit plan for employees of the

Seller or any of its Subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non employee directors of the Seller or any of its Subsidiaries, including the Seller Stock Option Plans and the Seller UK Sub-plan (collectively, the "Seller Other Plans").

          (b) The Seller has made available to the Buyer complete and accurate copies of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans: (i) plan document and any amendment thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) most recent actuarial report, if any; (v) most recent annual report on Form 5500; and (vi) summary plan description.

          (c) Except as set forth in Section 4.13(c) of the Seller Disclosure Schedule, each of the Seller Pension Plans, each of the Seller Benefit Plans and each of the Seller Other Plans, which are maintained or contributed to by the Seller, has been and is administered in compliance with its terms in all material respects and has been and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable laws.

          (d) Each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS that such plan meets the requirements of Code Section 401(a) and that the trust associated with such Seller Pension Plan is tax exempt under Code Section 501(a), and, to the knowledge of the Seller, each of such plans is so qualified and the Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

          (e) The Seller has made or provided for all contributions to the Seller Pension Plans required thereunder.

          (f) Except as set forth in Section 4.13(f) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to or maintains any existing contract or other arrangement with any employee or group of employees (i) that provides for any kind of severance payments, stock or stock equivalent payments or post employment benefits or (ii) providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

          (g) Except as set forth in Section 4.13(g) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries (i) has ever maintained any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, (ii) has ever maintained any plan subject to Title IV of ERISA, or (iii) is providing healthcare or any other non pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws) or has promised to provide such post termination benefits in the future.

          (h) Except as set forth in Section 4.13(h) of the Seller Disclosure Schedule, no material lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of the Seller, threatened with respect to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan. There is no material correspondence between the Seller or any Subsidiary of the Seller and any Governmental Authority related to any other Seller Pension Plan, Seller Benefit Plan or Seller Other Plan concerning any matter that would result in any material liability to the Buyer, the Seller or any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan.

          (i) With respect to any pension plan, scheme or arrangement maintained by the Seller that covers employees of the Seller or its Subsidiaries in the United Kingdom (the "Seller UK Pension Plans"):

                           (i) The Seller UK Pension Plans are the only
                  arrangements to which the Seller or any of its Subsidiaries has or could have any liability for the purpose of providing benefits on retirement or death.

                           (ii) The Seller has made available to the Buyer
                  documents containing material details of the Seller UK Pension Plans and of the Seller's or any of its Subsidiaries' and its employees' obligations and liabilities under it.

                           (iii) The Seller UK Pension Plans are approved in
                  accordance with Chapter I or Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988, and there is no reason why this approval could be withdrawn.

                           (iv) So far as the Seller or any of its Subsidiaries
                  are aware having made enquiries, the Seller or any of its Subsidiaries and Seller UK Pension Plans comply and have at all times complied with all legal and regulatory requirements (including equal treatment and data protection requirements) relevant to the Seller UK Pension Plans and the Seller or any of its Subsidiaries' participation in the Seller UK Pension Plans.

                           (v) So far as the Seller or any of its Subsidiaries
                  are aware having made enquiries, no claim, dispute, complaint or investigation has arisen which relates to the Seller UK Pension Plans or to the provision of retirement or death benefits in respect of the Seller or any of its Subsidiaries' current and former employees, and there is no reason why any such claim, dispute, complaint or investigation could arise.

                           (vi) All amounts payable by the Seller or any of its
                  Subsidiaries to the Seller UK Pension Plans have been paid.

                           (vii) All death in service benefits under the Seller
                  UK Pension Plans are fully insured.

                           (viii) All benefits under the Seller UK Pension
                  Plans (other than those which are fully insured) are calculated on a money purchase basis only and there is no obligation on the Seller or any of its Subsidiaries or under the Seller UK Pension Plans (other than in the case of those benefits which are fully insured) to provide any specified level of benefits.

          (j) With respect to the Seller UK Sub-plan:

                           (i) All notices, returns, registrations and payments
                  which should have been made by the Seller or any of the Seller's Subsidiaries in relation to the Seller UK Sub-plan have been made during the requisite time periods, are up-to-date correct and on a proper basis and none of them is, or is likely to be, the subject of any dispute with any authority administering Tax.

                           (ii) The Seller UK Sub-plan is approved by the UK
                  Inland Revenue under the provisions of ITEPA and there are no circumstances which are likely to result in such Inland Revenue approval being withdrawn.

                           (iii) The Seller and the Seller's Subsidiaries have
                  properly operated the United Kingdom Pay As You Earn System by making deductions as required by applicable Tax Statutes, on the grant, exercise or other event in relation to share options granted under the Seller UK Sub-plan and has accounted for any such taxation the appropriate Taxation Authority.

     4.14         Labor and Employment Matters.

          (a) Except as set forth in Section 4.14(a) of the Seller Disclosure Schedule, the Seller and its Subsidiaries are in material compliance with all federal, state, and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and there are no material arrearages in the payment of wages. To the knowledge of the Seller, each individual who renders services to the Seller or any of its Subsidiaries who is classified by the Seller or any of its Subsidiaries as having the status of an independent contractor or as having other non-employee status for any purpose (including for purposes of taxation, tax reporting, and/or Seller Pension Plans, Seller Benefit Plans or Seller Other Plans) is properly so characterized. Except as set forth in Section 4.14(a) of the Seller Disclosure Schedule, there are not currently any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Seller and no material complaints relating to employment practices of the Seller have been made to any Governmental Authority or submitted in writing to the Seller.

          (b) Except as set forth in Section 4.14(b) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has recognized or is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as set forth on Section 4.14(b) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or, to the Seller's Knowledge, threatened, any labor strike or lockout involving the Seller nor any of its Subsidiaries.

          (c) Except as set forth in Section 4.14(c) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to any employment, severance or consulting agreements with any current director or executive officer or any severance agreement, plan or arrangement with any employee, in either case requiring payment of cash compensation in any calendar year in excess of $25,000. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current employee, executive officer or director of the Seller nor any of its Subsidiaries, or result in any limitation on the right of the Seller nor any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan. The Seller has provided the Buyer with all documents and information reasonably requested by the Buyer to evaluate whether the Seller is subject to any obligations that would, either individually or in the aggregate, result in a payment of an "excess parachute payment" within the meaning of Code Section 280G or that would, either individually or in the aggregate result in payments that would be nondeductible pursuant to Code Section 162(m). Section 4.14(c) of the Seller Disclosure Schedule sets forth the names of certain individuals, together with certain compensation information relating to such individuals, as mutually agreed to by the Buyer and the Seller.

     4.15 Material Contracts. Except as filed as exhibits to the Seller SEC Reports filed prior to the date of this Agreement or as set forth in Section
4.15 of the Seller Disclosure Schedule, and except for this Agreement and the Seller Stockholder Voting Agreements, or as entered into in compliance with
Section 5.1, neither the Seller nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, (ii) with any consultants that are natural persons, individually involving the payment of $100,000 or more per annum, (iii) which is a "material contract" (as such terms is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which by its terms limits the ability of the Seller or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires the Seller or any of its affiliates to sell or market any third party's products or services or to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to the Seller on a consolidated basis, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) in the case of a Seller Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the other Transaction Documents, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) which would reasonably be expected to prohibit or materially delay the consummation of the merger or (viii) with any of the Seller's customers among the ten customers generating the highest revenues during the four fiscal quarters prior to the date hereof under which services remain to be performed by the Seller or its Subsidiaries (excluding statements of work). The Seller has previously made available to the Buyer complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 4.15 (collectively referred to herein as the "Seller Contracts"), subject to reasonable procedures established by the Seller to keep such information confidential. All of the Seller Contracts are valid and in full force and effect, except to the extent they have expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Seller. Neither the Seller nor any of its Subsidiaries has, and to the knowledge of the Seller, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Seller Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Seller.

     4.16         Properties.

          (a) Neither the Seller nor any of its Subsidiaries owns any real property. Section 4.16(a) of the Seller Disclosure Schedule lists all real property leased or subleased to or by the Seller or any of its Subsidiaries and lists the dates of and parties to each such lease, the dates and parties to each amendment, modification and supplement to each lease, any extension and expansion options, and the current rent payable thereunder as of the date hereof. The Seller has made available to the Seller true, complete and accurate copies of the leases and subleases (each as amended to date) listed in Section 4.16(a) of the Seller Disclosure Schedule. With respect to each such lease and sublease, except as set forth in Section 4.16(a) of the Seller Disclosure
Schedule:

                           (i) the lease or sublease is a valid, binding and
                  enforceable obligation of the Seller or its Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

                           (ii) neither the Seller nor any of its Subsidiaries,
                  or to the knowledge of the Seller, any other party, is in material breach or violation of, or material default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a material breach or default by the Seller or any of its Subsidiaries, or to the knowledge of the Seller, any other party under such lease or sublease;

                           (iii) except for the subleases set forth in Section
                  4.16(a) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered in any material respect any interest in the leasehold or subleasehold; and

                           (iv) there are no Encumbrances, easements, covenants
                  or other restrictions applicable to the real property subject to such lease or sublease, except for recorded easements, covenants and other restrictions which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Seller or its Subsidiary, as the case may be, of the property subject thereto.

          (b) Except as set forth in Section 4.16(b) of the Seller Disclosure Schedule, the Seller and its Subsidiaries own good title, free and clear of all Encumbrances, to all property and physical assets necessary to conduct the business of the Seller as currently conducted, except for (i) Encumbrances reflected in the Seller Financial Statements and notes thereto included in the Seller SEC Reports, (ii) Encumbrances or imperfections of title which do not materially detract from the value or interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, (iii) Encumbrances for current Taxes not yet due and payable and (iv) Encumbrances on the landlord's interest in the premises. Except as would not be material to the business of the Seller, the Seller and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personalty leased by the Seller or its Subsidiaries as now used, possessed and controlled by the Seller or its Subsidiaries, as applicable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Seller and its Subsidiaries, in the aggregate, are in serviceable condition, maintenance and repair, except for ordinary wear and tear.

     4.17 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Seller of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Seller, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller. To the knowledge of the Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller. The Seller is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller.

     4.18 State Takeover Laws; Stockholder Rights Agreement. The Seller has taken all action necessary to exempt this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby from Section 203 of DGCL, and, accordingly, such Section does not apply to any such transactions. The board of directors of Seller has amended the Seller Rights Agreement prior to the execution of this Agreement in the form attached as Exhibit A hereto so that the Buyer and Merger Sub are exempt from the definition of "Acquiring Person" contained in the Seller Rights Agreement (as such term relates to the Merger and the transactions contemplated hereby), and no "Distribution Date" (as such term is defined in the Seller Rights Agreement) will occur as a result of the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Merger or by any of the other transactions contemplated hereby or by any of the other Transaction Documents. The Seller Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the Seller Rights Agreement and all amendments thereto have been previously provided or made available to the Buyer.

     4.19         Intellectual Property.

          (a) Section 4.19 of the Seller Disclosure Schedule contains a complete and accurate list of all Patents owned or purported to be owned by the Seller ("Seller Patents"), registered and material unregistered Marks owned or purported to be owned by the Seller ("Seller Marks") and registered Copyrights owned or purported to be owned by the Seller ("Seller Copyrights"). Except as set forth in Section 4.19 of the Seller Disclosure Schedule:

                           (i) Seller exclusively owns or possesses adequate
                  and enforceable rights to use, without payment to a third party, all of the material Intellectual

                  Property Assets necessary for the operation of the Seller's Business, free and clear of all material Encumbrances;

                           (ii) all Seller Patents, Seller Marks and Seller
                  Copyrights which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in material compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications). All issued Seller Patents and registered Seller Marks and Seller Copyrights are valid and enforceable;

                           (iii) there are no pending, or, to the knowledge of
                  the Seller, threatened claims against any of the Seller or its employees alleging that any of the Seller Intellectual Property Assets or the Seller's Business (or any work product delivered to Buyer's customers), infringes on, or misappropriates any Third Party Rights;

                           (iv) to the knowledge of Seller, the operation of
                  the Seller's Business does not infringe on, or misappropriate, any Third Party Right;

                           (v) in the three (3) years prior to the date hereof,
                  the Seller has not received any communications alleging that the Seller has violated or, by conducting the Seller's Business, would violate any Third Party Rights or that any of the Seller Intellectual Property Assets is invalid or unenforceable;

                           (vi) no current or former employee or consultant of
                  the Seller owns any rights in or to any of the Seller Intellectual Property Assets;

                           (vii) to the knowledge of the Seller, there is no
                  violation or infringement by a third party of any of the Seller Intellectual Property Assets;

                           (viii) Seller has taken reasonable security measures
                  to protect the secrecy, confidentiality and value of all Seller Intellectual Property Assets that have Trade Secrets owned by Seller or used or held for use by Seller in the Seller's Business (the "Seller Trade Secrets") and to protect the secrecy, confidentiality and value of all confidential information of Seller's clients possessed, used or held for use by Seller in the Seller's Business ("Seller Client Confidential Information"), including, without limitation, requiring each Seller employee and consultant and any other person with access to Seller Trade Secrets or Seller Client Confidential Information to execute a binding confidentiality agreement, copies or forms of which have been provided to the Buyer and, to the Seller's knowledge, there has not been any breach by any party of such confidentiality agreements within the past twelve months; and

                           (ix) the Seller has collected personally
                  identifiable information from third parties as part of its client services, and in connection with any collection of personally identifiable information, complied with all applicable laws and regulations and its clients' privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by the Seller, or, to the Seller's Knowledge, by third parties engaged by Seller who have authorized access to the Seller's databases or other records.

                           (x) (A) the Seller has not directly or indirectly
                  granted any rights, licenses or interests in the source code of its proprietary software other than to its customers in the ordinary course of business, and (B) since the Seller developed the source code of its proprietary software, the Seller has not provided or disclosed the source code of its proprietary software to any person or entity other than to its customers in the ordinary course of business;

                           (xi) the Seller Products perform in accordance with
                  their documented specifications and as the Seller has warranted to its customers, except to the extent any such failure to so perform would not reasonably be expected to have a Material Adverse Effect;

          (b) For purposes of this Agreement,

                           (i) "Seller's Business" means the business of Seller
                  as currently conducted and proposed to be conducted.

                           (ii) "Seller Intellectual Property Assets" means all
                  material Intellectual Property Assets owned or purported to be owned by the Seller or used or held for use by the Seller in the Seller's Business. Seller Intellectual Property Assets includes, without limitation, the Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

                           (iii) "Seller Products" means those computer
                  programs and/or services and related documentation designed, manufactured, marketed, sold and/or distributed by the Seller.

     4.20 Customers and Key Employees. Except as disclosed in Section 4.20 of the Seller Disclosure Schedule, as of the date hereof, the Seller has no knowledge of (i) any intention to terminate or materially reduce, or termination of, or basis for termination of, the customer relationship by any customer among the ten customers generating the highest revenues during the four fiscal quarters prior to the date hereof or (ii) any intention to terminate employment by any of the Seller Key Employees.

     4.21 Transactions with Affiliates. Except as set forth in Section 4.21 of the Seller Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Seller or any of its Subsidiaries to, and neither the Seller nor any of its Subsidiaries has any loan arrangement with any 5% stockholder, director, employee of vice president level or above, other than as part of the normal and customary terms of such persons' employment or service as a director with the Seller or any of its Subsidiaries or in an amount not in excess of $5,000 with any Person. Except as set forth in Section
4.21 of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors or executive officers (or, to Seller's knowledge, any of their respective Affiliates) or, to Seller's knowledge, any transaction or agreement with any 5% stockholder or employee of vice president level or above (other than executive officers).

     4.22 Insurance. The Seller and each of its Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Seller and its Subsidiaries. Section
4.22 of the Seller Disclosure Schedule sets forth all material insurance policies maintained by Seller or any of its Subsidiaries (including the providers of such insurance policies). The Seller has made available to the Buyer a complete and accurate list of all claims made under such policies (other than claims under health and welfare insurance policies) since January 1, 2001 resulting in any payment by such insurance company in any amount greater than $25,000 for such claims or for all claims arising out of the same or similar incidents (in all cases including all outstanding claims as of the date hereof seeking payment in excess of $25,000 and the status thereof). All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid; and none of Seller or any of its Subsidiaries is in material default thereunder. Except as set forth in Section
4.22 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such insurance policy of Seller or any of its Subsidiaries.

     4.23 Opinion of Financial Advisor. The Board of Directors of the Seller has received the opinion of Seller's Advisor dated the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to holders of Seller Common Stock.

     4.24 Joint Proxy Statement/Prospectus; the Seller Information. The information relating to the Seller and its Subsidiaries to be contained in the Joint Proxy Statement/Prospectus, and in any other documents filed with the SEC in connection herewith, will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Buyer and the Seller or at the time of either of the Buyer Stockholders' Meeting or the Seller Stockholders' Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Joint Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

             ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Covenants of Seller. Except as set forth in Section 5.1 of the Seller Disclosure Schedule, at all times from the execution of this Agreement until the Effective Time, the Seller:

          (a) Shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and use reasonable best efforts to (i) preserve intact its business organizations and goodwill, (ii) keep available the services of its officers and employees and (iii) preserve the relationships with those Persons having business dealings with the Seller to the end that the Seller's goodwill and ongoing business shall not be impaired in any material respect at the Effective Time;

          (b) Shall not amend its Certificate of Incorporation or Bylaws, and shall cause each of its Subsidiaries not to amend its charter, bylaws, joint venture documents, partnership agreements or equivalent organizational documents;

          (c) Shall not (A) except pursuant to (i) the exercise of the Seller Stock Options, (ii) the exercise of any warrant existing on the date hereof and disclosed in Section 4.2(a) of the Seller Disclosure Schedule, or (iii) Section 2.1(f) of this Agreement, issue any of its shares of capital stock or effect any share split, share combination, reverse share split, share dividend, recapitalization or other similar transaction, (B) other than compensatory grants in the ordinary course of business consistent with past practice in an amount not to exceed 225,000 shares of Seller Common Stock, grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock (whether or not pursuant to existing Seller Stock Plans), (C) except as otherwise permitted in (D) below, increase any compensation for or enter into or amend any employment or severance agreement with any of its current or former executive officers or directors, (D) grant any bonuses (x) other than in the ordinary course of business and consistent with past practice, to any of its employees (other than executive officers and directors), or (y) to any of its executive officers or directors, or (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan in any material respect, except for (i) changes which are less favorable to participants in such plans or (ii) any termination of the Seller ESPP;

          (d) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any shares of Seller Common Stock or allow any of its Subsidiaries to pay or make any such dividend, distribution or payment (other than dividends or distributions from a wholly owned Seller subsidiary to another Seller subsidiary or to the Seller) or (B) except as provided in Section 2.1(f), directly or indirectly redeem, purchase or otherwise acquire for value any of its shares of capital stock or any equity interest of any of the Seller Subsidiaries, or make any commitment for any such action;

          (e) Shall not, and shall not permit any of its Subsidiaries to (A) sell, lease, or otherwise dispose of any assets or properties having a value in excess of $100,000 individually or $500,000 in the aggregate or any of the capital stock of or partnership or other interests in any of its Subsidiaries,
(B) mortgage or pledge any of its property or assets having a value in excess of $100,000 individually or $500,000 in the aggregate or subject any such property or assets to any security interest or (C) license any assets or properties outside the ordinary course of business (it being understood that this Section 5.2(e) shall not apply to capitalized leases);

          (f) Shall not, and shall not permit any of its Subsidiaries to, other than in the ordinary course of business, (i) forgive any existing indebtedness to the Seller or any of its Subsidiaries (other than intercompany indebtedness) other than indebtedness in an aggregate amount not in excess of $10,000, except for client receivables which, in the aggregate, shall not exceed $500,000, (ii) discharge any material security interest in favor of the Seller, or (iii) make any material loans, advances or capital contributions to, or investments in, any other Person;

          (g) Shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms;

          (h) Shall not, and shall not permit any of its Subsidiaries to, enter into any agreement which would constitute a Seller Contract (other than media contracts or insertion orders entered into in the ordinary course of business) which is reasonably expected to individually result in total payments or liability by it in excess of $500,000 without the Buyer's consent (which consent shall not be unreasonably withheld or delayed);

          (i) (x) Shall not intentionally cause a material violation of or material default under any Seller Contract and (y) shall notify the Buyer promptly following entering into any new agreement which would constitute a Seller Contract or any service agreement with a new client or materially amending a Seller Contract;

          (j) Shall not make or commit to make capital expenditures in excess of $1,800,000 in the aggregate;

          (k) Shall not license or transfer to any person or entity any material rights to Seller Intellectual Property Assets other than licenses or transfers (i) necessary to conduct development or perform services or (ii) in the ordinary course of business;

          (l) Shall not merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business;

          (m) Shall not write down or write up (or fail to write down or write up in accordance with consistent past practice) the value of any receivables or revalue any assets of the Seller other than in accordance with GAAP;

          (n) Shall not, without prior notification and consultation with the Buyer, terminate any employee of vice president level or above under circumstances which would reasonably be expected to result in severance payments to such employee;

          (o) Shall not permit any insurance policy listed in Section 4.22 of the Seller Disclosure Schedule to be cancelled or terminated without obtaining a replacement insurance policy in a comparable amount and against comparable risks and losses;

          (p) Shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any indebtedness for borrowed money, including capitalized leases in excess of $1,000,000 (including, without limitation, refinancing or modifying any such existing indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness for borrowed money, including capitalized leases in excess of $1,000,000, of another Person;

          (q) Shall not, and shall not permit any of its Subsidiaries to, make or change materially any Tax election, file any material amendment to any Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2003, file any claim for a material refund of Taxes or without the Buyer's consent, which shall not be unreasonably withheld or delayed, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that for purposes of this subparagraph (q), "material" shall mean affecting or relating to $250,000 of taxable liability;

          (r) Shall not make a material change in any of its methods, principles or practices of accounting currently in effect other than as required by GAAP;

          (s) Shall not settle or compromise any pending or threatened suit, action or claim arising out of or in connection with any of the transactions contemplated by this Agreement;

          (t) Shall not enter into or amend or otherwise modify any agreement or arrangement with Persons that, as of the date of this Agreement, are officers or directors of the Seller;

          (u) Shall not, and shall not permit any of its Subsidiaries to, except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Seller or any of its Subsidiaries; and

          (v) Shall not, and shall not permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

     5.2 Covenants of Buyer. At all times from the execution of this Agreement and until the Effective Time, the Buyer shall, and shall cause each of its Subsidiaries to: (a) conduct its business in the ordinary course consistent with past practices; (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees; and (c) take no action which would materially adversely affect or materially delay its ability to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or any of the other Transaction Documents. At all times from the execution of this Agreement until the Effective Time, the Buyer:

          (a) Shall not consummate, or publicly announce any intention to engage in, any material business combination transaction, whether by merger, consolidation or acquisition of all or substantially all of the equity or assets of another entity;

          (b) Shall not consummate, or publicly announce any intention to engage in any sale or other disposition of a substantial portion of the Buyer's assets;

          (c) Shall not issue a material amount of its equity securities, except for (i) the issuance of Buyer Common Stock pursuant to the exercise of any convertible securities existing on the date hereof or (ii) the issuance of employee stock options consistent with past practice;

          (d) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any shares of Buyer Common Stock or allow any of its Subsidiaries to pay or make any such dividend, distribution or payment (other than dividends or distributions from a wholly owned Buyer subsidiary to another Buyer subsidiary or to the Buyer) other than those with a record date after the Effective Time or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock or any equity interest of any of the Buyer Subsidiaries, or make any commitment for any such action (other than pursuant to the Buyer's existing stock buyback program);

          (e) Shall not settle or compromise any pending or threatened suit, action or claim arising out of or in connection with any of the transactions contemplated by this Agreement if such settlement or compromise agreement contains an admission of misconduct or culpability with respect to Seller or its Agents.

          (f) Shall not, and shall not permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

     5.3 Transition Matters. The Buyer and the Seller shall consult in good faith and confer on a regular basis with one or more representatives of the other party designated by such other party to report operational matters of materiality relating to Seller's business in order to allow for an orderly transition, and, subject to Section 6.5, any proposals for Seller to engage in material transactions that the Seller has decided to pursue, whether or not in the ordinary course of business. The Seller shall promptly notify the Buyer of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, prospects, liabilities or the normal course of its business or in the operation of its properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Seller or any of its Subsidiaries, and will keep the Buyer reasonably informed of such events.

     ARTICLE VI  -  ADDITIONAL AGREEMENTS

     6.1 Registration Statement; Joint Proxy Statement/Prospectus.

          (a) As promptly as practicable after the date of this Agreement, the Buyer and the Seller shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") and the Buyer shall prepare and cause to be filed with the SEC a registration statement on Form S-4 covering the issuance of the Merger Consideration ("Form S-4 Registration Statement"), in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Buyer and the Seller shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC and to keep the Form S-4 Registration Statement effective through the Effective Time or termination of this Agreement pursuant to Article VIII hereof. Buyer and Seller shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement Prospectus or Form S 4 Registration Statement (or any document incorporated therein by reference) received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement Prospectus and the Form S-4 Registration Statement prior to filing such with the SEC. Notwithstanding any other provision herein to the contrary (but subject to the rights of the Seller pursuant to Section 6.5), no amendment or supplement (including incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 Registration Statement shall be made without the approval of each party, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement/Prospectus or the Form S-4 Registration Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement becomes effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus. The Buyer will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Buyer's stockholders, and the Seller will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Seller's stockholders, in either case, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy Statement/Prospectus in light of the date set for the Seller Stockholders' Meeting and the Buyer Stockholders' Meeting. If the Buyer or the Seller becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such party shall promptly inform the other thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Buyer and the Seller.

          (b) Prior to the Effective Time, the Buyer shall use reasonable best efforts to obtain all regulatory approvals needed to ensure that Buyer Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States necessary to effect the Merger; provided, however, that the Buyer shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified, or (ii) to file a general consent to service of process in any jurisdiction.

     6.2 Seller Stockholders' Meeting.

          (a) The Seller shall take all action necessary to call, give notice of and hold a meeting of the holders of Seller Common Stock to consider and vote on a proposal to adopt and approve this Agreement and the transactions contemplated hereby (the "Seller Stockholders' Meeting") and no other Acquisition Proposal or other matter (excluding adjournment of the Seller Stockholders' Meeting) will be considered at such meeting. The Seller Stockholders' Meeting shall be held (on a date selected by the Seller in consultation with the Buyer) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.

          (b) The board of directors of the Seller has recommended that its stockholders approve and adopt this Agreement and the transactions contemplated hereby and, unless withdrawn in accordance with the provisions of Section 6.5(c), the Seller shall include such recommendation in the Joint Proxy Statement/Prospectus. Prior to the Effective Time, neither the board of directors of the Seller nor any committee thereof shall, except in compliance with Section 6.5 hereof, withdraw, modify, qualify or amend (or propose to withdraw, modify, qualify or amend) in a manner adverse to the Buyer the recommendation by such board of directors. Subject to Section 6.5, the Seller shall not approve or recommend (or propose to approve or recommend any Acquisition Proposal) or make or authorize any public statement in support of any Acquisition Proposal. The Seller shall use its reasonable best efforts to take all such other actions necessary or desirable to obtain such approval of its stockholders. Except to the extent required by law, the Seller shall not
(i) change or otherwise take any action after the mailing of the Joint Proxy Statement/Prospectus that would result in a change of the date specified in the Joint Proxy Statement/Prospectus for the Sellers Stockholders' Meeting or (ii) otherwise take any action that would postpone or delay the Sellers Stockholders' Meeting, except (x) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable law is provided to the stockholders of the Seller in advance of the Sellers Stockholders' Meeting or (y) that the Seller shall adjourn or postpone the Seller Stockholders' Meeting for up to fourteen (14) days if there are an insufficient number of shares of Seller Common Stock represented in person or by proxy at the Sellers Stockholders' Meeting to constitute a quorum or to approve and adopt this Agreement and the transactions contemplated hereby, so long as during such adjournment or postponement the Seller shall use its reasonable best efforts to obtain a quorum and the requisite vote to approve and adopt this Agreement and the transactions contemplated hereby.

          (c) The Seller's obligation to call, give notice of and hold the Seller Stockholders' Meeting in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by the withdrawal, modification, qualification or amendment by the board of directors of the Seller, or any committee thereof, of such board of directors' or such committee's approval or recommendation of this Agreement and the transactions contemplated hereby.

     6.3 Buyer Stockholders' Meeting.

          (a) The Buyer shall take all action necessary to call, give notice of and hold a meeting of the holders of Buyer Common Stock to consider and vote on a proposal to issue shares of Buyer Common Stock in the Merger (the "Buyer Stockholders' Meeting") and no other matter (excluding adjournment of the Buyer Stockholder's Meeting) will be considered at such meeting. The Buyer Stockholders' Meeting shall be held on the same day as the Seller Stockholders' Meeting.

          (b) The board of directors of the Buyer has recommended and declared advisable that its stockholders approve the issuance of shares of Buyer Common Stock in the Merger and the Buyer shall include such recommendation in the Joint Proxy Statement/Prospectus. Prior to the Effective Time, neither the board of directors of the Buyer nor any committee thereof shall withdraw, modify, qualify or amend (or propose to withdraw, modify, qualify or amend) the approval or recommendation by such board of directors in a manner adverse to Seller. The Buyer shall use its reasonable best efforts to take all such other actions necessary or desirable to obtain such approval of its stockholders or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal. Except to the extent required by law, the Buyer shall not
(i) change or otherwise take any action after the mailing of the Proxy Statement that would result in a change of the date specified in the Joint Proxy Statement/Prospectus for the Buyers Stockholders' Meeting or (ii) otherwise take any action that would postpone or delay the Buyers Stockholders' Meeting, except (x) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required by applicable law is provided to the stockholders of the Buyer in advance of the Buyers Stockholders' Meeting or (y) that the Buyer shall adjourn or postpone the Buyer Stockholders' Meeting for up to fourteen (14) days if there are an insufficient number of shares of Buyer Common Stock represented in person or by proxy at the Buyers Stockholders' Meeting to constitute a quorum or to approve the transactions contemplated hereby, so long as during such adjournment or postponement the Buyer shall use its reasonable best efforts to obtain a quorum and the requisite vote to approve the transactions contemplated hereby.

          (c) The Buyer's obligation to call, give notice of and hold the Buyer Stockholders' Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the withdrawal, modification, qualification or amendment by the board of directors of the Buyer, or any committee thereof, of such board of directors' or such committee's approval or recommendation of this Agreement and the transactions contemplated hereby.

     6.4 Third Party Consents and Regulatory Approvals.

          (a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, authorizations and clearances (including under the Hart-Scott-Rodino Antitrust Improvements Act, the "HSR Act") of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental

Authorities. The Buyer and the Seller shall have the right to have their counsel review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to such party, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Notwithstanding the foregoing, nothing in this Section shall require the Buyer to agree with any Governmental Authority to (i) the imposition of any material restrictions on its business, or (ii) the sale, divestiture, lease, license, disposition or other transfer of any assets or properties of the Buyer, the Seller or any of its Subsidiaries.

          (b) The Buyer and the Seller shall promptly advise each other upon receiving (and the Buyer or the Seller shall so advise with respect to communications received by any subsidiary or Affiliate of the Buyer or the Seller, as the case may be) any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval or third party consent will not be obtained or that the receipt of any such approval will be materially delayed.

     6.5 No Solicitation.

          (a) The Seller agrees and covenants that, except as authorized or permitted in this Section 6.5, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives (collectively, "Agents") to, directly or indirectly, invite, solicit, initiate or knowingly encourage or facilitate (including by way of furnishing or disclosing nonpublic information) any inquiries, proposals, discussions or negotiations or the making or implementation of any offer or proposal (including, without limitation, any proposal or offer to its stockholders) with respect to or that would reasonably be expected to lead to any Acquisition Proposal, or participate in any discussions or negotiations with, or provide any information any Person (other than the Buyer and its Affiliates or Agents) with respect to or that would reasonably be expected to lead to any Acquisition Proposal, or enter into any letter of intent, agreement in principle, definitive agreement, arrangement or understanding relating to an Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Merger; provided, however, that, at any time prior to obtaining the approval and adoption of the Seller's stockholders of this Agreement and the transactions contemplated by this Agreement and so long as the Seller shall not have breached any of the provisions of this Section 6.5, the Seller or its Agents may furnish or cause to be furnished information to, and negotiate or otherwise engage in discussions with, any person that has made after the date of this Agreement, an Acquisition Proposal if and only to the extent that (i) the board of directors of the Seller determines in good faith (x) after consultation with its outside legal counsel that such action is required by its fiduciary duties under applicable law and (y) after consultation with its financial advisor, such Acquisition Proposal would if consummated, constitute a Superior Proposal,
(ii) the Seller provides written notice to the Buyer to the effect that it is furnishing information to, or entering into or participating in discussions or negotiations with, such Person (including, without limitation, the identity of such Person), (iii) the Seller keeps the Buyer informed of the status of any such discussions or negotiations, including, without limitation, promptly informing the Buyer (but in any event, within 24 hours) of all material developments relating thereto and (iv) prior to furnishing any information to such Person, the Seller shall enter into a customary confidentiality agreement with such individual or entity that is no less restrictive, in any respect, than the Confidentiality Agreement dated as of April 2, 2004 by and between the Buyer and the Seller (the "Confidentiality Agreement"), and the Seller shall enforce, and shall not waive any of the provisions of, any such confidentiality agreement. Without limiting the foregoing, if any Subsidiary of the Seller or any Agent takes or permits to be taken any action which, if taken or permitted to be taken by the Seller itself, would be a breach of a provision of this
Section 6.5, it shall be deemed to be a breach thereof by the Seller for all purposes of this Section 6.5, including 6.5(c); provided that, in the case of any such Agent, to be deemed a breach of this Section 6.5 by the Seller, such action must be taken by, or with the encouragement or the prior knowledge of, an individual in the business unit (including for purposes of the Seller's financial advisor, such advisor's Investment Banking Business Segment (as described in such advisor's Form 10-K for the year ended December 31, 2003)) of such Agent which is acting for the Seller in connection with this Agreement or the transactions contemplated hereby.

          (b) Upon execution of this Agreement, the Seller shall cease immediately and cause to be terminated, and shall cause its Agents and Subsidiaries and its Subsidiaries' Agents to cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Seller be returned or destroyed pursuant to the terms of any confidentiality agreement, and the Seller shall enforce, and shall not waive any of the provisions of, any such confidentiality agreement.

          (c) Nothing contained in this Section 6.5 shall prohibit the board of directors of the Seller from, prior to the Seller Stockholders' Meeting, withdrawing, modifying, qualifying or amending in a manner materially adverse to the Buyer its recommendation to the Seller's stockholders required under
Section 6.2(b) in response to an unsolicited bona fide written Acquisition Proposal (A) if, but only if: (i) after consultation with the Seller's outside legal counsel, the board of directors of the Seller determines in good faith that such action is required by its fiduciary duties under applicable law; (ii) after consultation with its financial advisor, the board of directors of the Seller has determined in good faith that such Acquisition Proposal is a Superior Proposal; (iii) the Seller has given the Buyer five (5) business days prior written notice of its intention to withdraw, modify, qualify or amend in a manner materially adverse to the Buyer its recommendation to the Seller's stockholders required under Section 6.2(b) and (iv) the Seller is not in breach in any material respect of any of the provisions of Section 6.5 and (B) if, in the event that, during such five (5) business days, the Buyer makes a counterproposal to such Acquisition Proposal (any such counterproposal, a "Counterproposal"), the board of directors of the Seller, after consultation with its financial advisor, determines in good faith that (x) the

Counterproposal is not at least as favorable to the Seller's stockholders as the Acquisition Proposal from a financial point of view, and (y) the Counterproposal is not at least as favorable generally to the Seller's stockholders as the Acquisition Proposal (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such Acquisition Proposal). Any disclosure (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d 9(f) under the Exchange Act) made pursuant to this Section 6.5 shall be deemed a change in the Seller's recommendation to its stockholders required under Section 6.2(b) in a manner materially adverse to the Buyer, unless, as a part of such disclosure, the board of directors of the Seller expressly reaffirms its recommendation to its stockholders in favor of the adoption of this Agreement and approval of the Merger. Any such withdrawal, modification, qualification or amendment of the recommendation of the board of directors of the Seller shall not change the approval of such board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement or by any of the other Transaction Documents. Nothing in this Section 6.5 shall affect the Seller's obligation to hold the Seller Stockholders' Meeting in accordance with
Section 6.2.

          (d) [Intentionally omitted]

          (e) From and after the execution of this Agreement, the Seller shall notify the Buyer promptly (but in any event within twenty-four hours) of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to or that would reasonably be expected to lead to an Acquisition Proposal (including a summary of the material terms and conditions thereof, including price, and the identity of the other individual or entity or individuals or entities (including any parent entities thereof to the extent known) making such proposal), and promptly furnish to the Buyer a copy of any such request for information or written proposal in addition to a copy of any information provided by any third party relating thereto. In addition, the Seller shall immediately advise the Buyer, in writing, if the board of directors of the Seller shall make any determination as to any Acquisition Proposal as contemplated by the proviso to the first sentence of Section 6.5(a).

          (f) Nothing in this Section 6.5 shall prohibit the Seller from complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal; provided that, in so doing, it does not take or disclose any position or actions that do not comply with the provisions of Section 6.2(b) or this
Section 6.5.

          (g) For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide written Acquisition Proposal relating to more than 50% of the outstanding shares of Seller Common Stock or more than 50% of the Seller's assets made by a third party that was not solicited by the Seller or any of its Agents which the board of directors of the Seller determines in good faith after consultation with its financial advisor, to be more favorable to the Seller's stockholders than the Merger from a financial point of view and to have a likelihood of successful completion on the terms proposed (including any financing conditions with respect thereto) that is at least as likely as the transactions contemplated hereby, after taking into account all relevant financial, regulatory, legal and other aspects of such Acquisition Proposal, including the proposed financing for such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer for a direct or indirect (i) merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Seller or any of its Subsidiaries, (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of all or a substantial portion of the assets of the Seller on a consolidated basis in one or a series of related transactions, or (iii) purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of the Seller or any of its Subsidiaries; provided, however, that the term "Acquisition Proposal" shall not include the Merger or the other transactions contemplated hereby or by any of the other Transaction Documents.

     6.6 Access to Information.

          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer and Seller, shall each, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and, during such period, each of the Buyer and the Seller shall, and shall cause their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. The Buyer and the Seller also shall provide such other party with reasonable access to their respective officers, employees and agents and with copies of all periodic reports to their respective senior management. None of the Buyer, the Seller or any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements, under circumstances in which the restrictions of the preceding sentence apply. No investigation by the Buyer, the Seller or their respective representatives shall affect the representations and warranties of the parties set forth herein.

          (b) With respect to all information furnished by one party to the other party or its representatives under this Agreement, the parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

     6.7 Employment and Benefit Matters.

          (a) Provision of Benefits. For the 12 month period commencing on the Closing Date, the Buyer agrees to cause the Surviving Corporation to maintain the compensation and benefit levels, including cash-based incentives, retirement, health and welfare benefits, and any stock-based benefits, for the employees of the Seller who remain employed after the Effective Time (the "Seller Employees") at the same levels which are, in the aggregate, comparable to those in effect for the Seller Employees on the date hereof; provided, however, that any amount that would be payable in the form of restricted stock shall be payable by the Buyer, at its option, in the form of either cash or stock options of equivalent value (with the understanding that any calculation of stock options of equivalent value shall be made in accordance with the procedures set forth in Section 6.7(a) of the Seller Disclosure Schedule). The Buyer and the Seller shall make any necessary amendments to their respective benefit plans to effectuate the preceding sentence, including, without limitation, any amendment to exclude each other's employees from their respective 401(k) plans during such 12 month period. Thereafter, the Buyer agrees to cause the Surviving Corporation to provide the Seller Employees with at least the types and levels of employee benefits (including employee contribution levels) maintained from time to time by the Buyer or any subsidiary of the Buyer for similarly situated employees of the Buyer. The Buyer will treat, and cause the applicable benefit plans to treat, the service of the Seller Employees with the Seller or any subsidiary of the Seller attributable to any period before the Effective Time as service rendered to the Buyer or any subsidiary of the Buyer for all purposes, but not for benefit accrual (including minimum pension amount), including eligibility for early retirement under any Buyer Pension Plan or eligibility for retiree welfare benefit plans. Without limiting the foregoing, the Buyer shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of the Buyer to be waived with respect to the Seller Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Seller Employee participated immediately prior to the Closing Date, and any deductibles paid under any of the Seller's or its Subsidiaries' health plans shall be credited towards deductibles under the health plans of the Buyer or any subsidiary of the Buyer upon delivery to the Buyer of appropriate documentation. The Buyer will make appropriate arrangements with its insurance carrier(s) to ensure such result. Notwithstanding anything to the contrary herein and subject to Section 6.7(e) hereof, the Seller Employees who remain employed after the Effective Time shall be considered to be employed by the Buyer "at will" and nothing shall be construed to limit the ability of the Buyer or the Surviving Corporation to terminate the employment of any such Seller Employee at any time, subject to the payment of any severance in accordance with the terms and conditions of any Seller severance agreement, plan and arrangement in existence as of the date hereof, still in effect as of the date of such termination of employment, and disclosed in Section 6.7(a) of the Seller Disclosure Schedule (the "Seller Severance Arrangements").

          (b) Continuation of Plans. Subject to Sections 6.7(a) and (e) hereof, the Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Seller; provided, however, that the Buyer shall continue to maintain the Seller plans (other than stock based plans) until the Seller Employees are permitted to participate in the plans of the Buyer or any subsidiary of the Buyer in accordance with Section 6.7(a).

          (c) Employment Agreements. In its discretion, the Buyer shall enter into employment agreements, contingent on the consummation of the transactions contemplated hereby, with the Seller Key Employees, if any, identified in
Section 6.7(c) of the Buyer Disclosure Schedule. The Seller shall use its reasonable best efforts to assist the Buyer in effecting the foregoing.

          (d) Seller Severance Program. The Buyer shall maintain the Seller Severance Arrangements in existence as of the date hereof, in accordance with the terms in effect as of the date hereof, for a period of at least 12 months following the Closing Date; provided, however, that any amounts paid pursuant to such Seller Severance Arrangements are expressly subject to the recipient's execution of a release of claims in a form mutually agreed to by the Buyer and the Seller (it being understood that such release shall explicitly exclude, if applicable, claims for retention bonus payments and payments under the Seller Incentive Program).

          (e) Seller Incentive Program. Those Seller Employees who are participants in the Seller Incentive Program shall be eligible to receive the amount accrued under such program as of the Closing Date; provided that any such amount shall be payable at the time specified in the Seller Incentive Program and any amount that, under the terms of the Seller Incentive Program, would be payable in the form of restricted stock shall be payable by the Buyer in the form of either cash or stock options of equivalent value (with the understanding that any calculation of stock options of equivalent value shall be made in accordance with the procedures set forth in Section 6.7(a) of the Seller Disclosure Schedule); and provided further, that should any such participant voluntarily terminate his or her employment with the Seller or the Buyer, as applicable, prior to the date that such amounts are paid, the participant shall forfeit the right to any such payment under the Seller Incentive Program.

          (f) Assumption of Certain Agreements. The Buyer agrees to assume and honor in accordance with their terms the agreements set forth in Section 6.7(f) of the Seller Disclosure Schedule between the Seller and designated employees of Seller.

          (g) Continuation of Employment. No provision of this Section 6.7 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller or any subsidiary of the Seller in respect of continued employment (or resumed employment) with the Buyer, the Surviving Corporation or any of the Buyer's Subsidiaries, and no provision of this Section 6.7 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by the Buyer or any of its Subsidiaries.

     6.8 Directors' and Officers' Indemnification and Insurance.

          (a) Buyer agrees that any provisions with respect to indemnification now existing in favor of the directors or officers of the Seller and the directors or officers of the Seller Subsidiaries (the "Indemnified Parties" and, each, an "Indemnified Party") as contained in their respective organizational documents, in effect as of the date hereof and the indemnification agreements set forth in Section 6.8 of the Seller Disclosure Schedule, with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time. During such period, the Buyer shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Seller or directors or officers of any Seller Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

          (b) Prior to the Effective Time, the Buyer shall purchase a non-cancelable extended reporting period endorsement under its existing directors' and officers' liability insurance coverage for the Seller's directors and officers in the same form as maintained by the Seller immediately prior to the date hereof, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have the same terms as the insurance coverage presently maintained by the Seller, so long as the aggregate cost is not greater than $1,100,000; provided, that if such insurance is not available under Buyer's existing directors' and officers' liability coverage, Buyer shall purchase such insurance under Seller's then existing directors' and officers' liability coverage and; provided further that the Seller agrees to cooperate in good faith with the Buyer in order to obtain the lowest premium for such coverage. In the event that $1,100,000 is insufficient for such coverage, the Buyer may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. The Buyer shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

          (c) The provisions of this Section 6.8 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the Certificate of Incorporation or Bylaws of the Seller or the equivalent documents of any of the Seller's Subsidiaries, any contract or applicable law.

     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and the other Transaction Documents and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Buyer.

     6.10 Advice of Changes. The Buyer and the Seller shall each promptly notify the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause the conditions in Section 7.2 or Section 7.3, as applicable not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section
6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.11         Current Information.

          (a) As soon as practicable, the Seller and the Buyer will furnish to the other copies of all such financial statements and reports as it or any of its Subsidiaries shall send to its stockholders, the SEC or any other Governmental Authority, to the extent any such reports furnished to any such Governmental Authority are not confidential and except as legally prohibited thereby, and will furnish to the other such additional financial data as the other may reasonably request.

          (b) Promptly upon receipt thereof, the Seller or Buyer, as applicable, will furnish to the other copies of all final internal control reports submitted to the Seller and its Subsidiaries by independent auditors in connection with each annual, interim or special audit of the books of the Seller and its Subsidiaries made by such auditors.

     6.12 Section 16 Matters. The Buyer and the Seller agree that, in order to most effectively compensate and retain Seller Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Seller Insiders not be subject to risk of liability under
Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of Seller Common Stock and Seller Options into shares of Buyer Common Stock and options to purchase Buyer Common Stock, respectively, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.12. Assuming that the Seller delivers to the Buyer the Section 16 Information (as defined below) in a timely fashion, Buyer Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Seller Insiders of Buyer Common Stock in exchange for shares of Seller Common Stock and of options to purchase Buyer Common Stock upon conversion of Buyer Options, in each case pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. The Seller Board, or a committee of Non-Employee Directors thereof shall adopt a resolution providing that the disposition by Seller Insiders of Seller Common Stock in exchange for shares of Buyer Common Stock and of Seller Options upon conversion into Buyer Options, in each case pursuant to the Merger are intended to be exempt from liability pursuant to
Section 16(b) under the Exchange Act. "Section 16 Information" shall mean information accurate in all material respects regarding the Seller Insiders, the number of shares of Seller Common Stock held by each such Seller Insider and expected to be exchanged for Buyer Common Stock in the Merger and the number and description of Seller Options held by each such Seller Insider and expected to be converted into options to purchase Buyer Common Stock in connection with the Merger; provided that the requirement for a description of any Seller Options shall be deemed to be satisfied if copies of all Seller Stock Option Plans, and forms of agreements evidencing grants thereunder, under which Seller Options have been granted have been made available to Buyer. "Seller Insiders" shall mean those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     6.13 Listing Application. The Buyer shall promptly prepare and submit to the Nasdaq all reports, applications and other documents that may be necessary or desirable to enable all of the shares of Buyer Common Stock issuable in the Merger or that will be reserved for issuance at the Effective Time to be listed for trading on the Nasdaq. The Seller shall furnish all information about itself and its business and operation and all necessary financial information to the Buyer as the Buyer may reasonably request in connection with such Nasdaq listing process. Each of the Buyer and Seller agree promptly to correct any information provided by it for use in the Nasdaq listing process if and to the extent that such information shall have become false or misleading in any material respect.

     6.14 Affiliates of the Seller. Within 30 days following the date of this Agreement, the Seller shall deliver to the Buyer a list of names and addresses of those Persons who were, in the Seller's reasonable judgment, at the record date for the Seller Stockholders' Meeting, "affiliates" (each such Person, a "Rule 145 Affiliate") of the Seller within the meaning of Rule 145. The Seller shall use its reasonable best efforts to provide the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list. The Seller shall use its reasonable best efforts to deliver or cause to be delivered to the Buyer, prior to the Closing Date, from each of the Rule 145 Affiliates of the Seller identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B ("Affiliate Letters"). The Buyer shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any shares of Buyer Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Buyer Common Stock, consistent with the terms of such Affiliate Letters.

     6.15 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Seller shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns ("Post-Signing Returns") required to be filed by it and such Post-Signing Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (c) accrue a reserve in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which no Post-Signing Return is due prior to the Effective Time; and (d) promptly notify the Buyer of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Seller or any of its Subsidiaries in respect of any Tax matter, including without limitation, Tax liabilities and refund claims.

     6.16 Certain Actions and Proceedings. Each of the Seller and the Buyer shall promptly notify the other party in the event that any action, suit or proceeding is instituted against such party (or any of its directors or officers) by any Governmental Authority or threatened by any Governmental Authority, to restrain, modify or prevent the consummation of the Merger and the other transactions contemplated by this Agreement or by any of the other Transaction Documents, or to seek damages or a discovery order in connection with such transactions or otherwise challenging the validity of the transactions contemplated by this Agreement. Subject to the last sentence of
Section 6.4, in the event that any Governmental Authority shall have issued an order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Merger, the Buyer and the Seller shall use their respective reasonable best efforts to have any such order, decree, judgment, injunction or ruling lifted.

     6.17 Seller Rights Plan. Seller shall terminate the Seller Rights Plan effective immediately prior to the Effective Time.

                       ARTICLE VII - CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligations To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Seller Stockholders' Approval. This Agreement and the Merger shall have been adopted and approved by the requisite affirmative vote of the holders of shares of Seller Common Stock present and voting at the Seller Stockholders' Meeting in accordance with applicable law.

          (b) Buyer Stockholders' Approval. The issuance of Buyer Common Stock in the Merger shall have been approved by the requisite affirmative vote of the holders of shares of Buyer Common Stock present and voting at the Buyer Stockholders' Meeting in accordance with applicable law and Nasdaq rules.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including under the HSR Act, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as "Requisite Regulatory Approvals").

          (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal the consummation of the Merger.

          (e) Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) Listing. The Buyer shall have obtained the approval for the listing of the shares issuable in the Merger on the Nasdaq, subject to official notice of issuance.

          (g) Consents and Approvals. Each consent, approval or waiver set forth in Section 7.1(g) of the Seller Disclosure Schedule and the Buyer Disclosure Schedule shall have been obtained.

     7.2 Conditions to the Obligations of the Buyer. The obligation of the Buyer to effect the Merger is also subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time

(except to the extent a representation or warranty is made as of a time other than the Effective Time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller. The Buyer shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or President and the Chief Financial Officer of the Seller.

          (b) Performance of Obligations of the Seller. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of the Seller to such effect; provided that Sections 5.1(i)(y), 5.3 and 6.10 shall not be deemed breached unless such breach was willful and material.

          (c) Absence of Material Adverse Changes. There shall not have occurred any event or occurrence which has had or would have, either individually or in the aggregate, a Material Adverse Effect on the Seller and Buyer shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or President and the Chief Financial Officer of the Seller.

     7.3 Conditions to the Obligations of the Seller. The obligation of the Seller to effect the Merger is also subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Buyer and the Merger Sub contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Effective Time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer. The Seller shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or President and the Chief Financial Officer of the Buyer.

          (b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer to such effect; provided that Sections 5.3 and
6.10 shall not be deemed breached unless such breach was willful and material.

          (c) Absence of Material Adverse Changes. There shall not have occurred any event or occurrence which has had or would have, either individually or in the aggregate, a Material Adverse Effect on the Buyer and Seller shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or President and the Chief Financial Officer of the Buyer.

          (d) Opinion of Counsel. The Seller shall have received the opinion of Davis Polk & Wardwell, or another nationally recognized law firm selected by the Seller, subject to customary conditions and qualifications (including reliance, in part, on a certificate from an authorized officer of each of the Buyer and the Seller (collectively, the "Tax Certificates") to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

                ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Seller and the approval of the transactions contemplated in this Agreement by the stockholders of the Buyer:

          (a) by mutual written consent of the Seller and the Buyer duly authorized by action of their respective boards of directors;

          (b) by either the Buyer or the Seller if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, decree, judgment, injunction or ruling or taken any other final and nonappealable action enjoining, restraining or otherwise prohibiting the consummation of the Merger;

          (c) by either the Buyer or the Seller if the Merger shall not have been consummated on or before December 31, 2004 (the "Drop-Dead Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by the Buyer, in the event of a breach by the Seller of any representation, warranty or covenant or other agreement contained herein, or if a representation or warranty of the Seller shall have become untrue (A) which would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied as of the time of such breach or as of the time any such representation or warranty shall have become untrue and (B) such conditions are incapable of being satisfied by the Drop-Dead Date;

          (e) by the Seller, in the event of a breach by the Buyer of any representation, warranty or covenant or other agreement contained herein, or if a representation or warranty of the Buyer shall have become untrue (A) which would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied as of the time of such breach or as of the time any such representation or warranty shall have become untrue and (B) such conditions are incapable of being satisfied by the Drop-Dead Date;

          (f) by either the Buyer or the Seller if the Seller's stockholders shall have failed to obtain the requisite vote necessary approve and to adopt this Agreement and the transactions contemplated hereby at a duly held meeting of Seller's stockholders or at any adjournment thereof;

          (g) by either the Buyer or the Seller if the approval of the Buyer's stockholders required for the issuance of the Buyer Common Stock in the Merger shall not have been obtained by reason of failure to obtain the required vote at a duly held meeting of Buyer's stockholders or at any adjournment thereof;

          (h) by the Buyer, if (i) the board of directors of the Seller shall have failed to publicly recommend to the stockholders of the Seller that such stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby or shall have failed to call and hold the Seller Stockholder Meeting in accordance with Section 6.2(a) or (ii) the board of directors of the Seller shall have withdrawn or modified, qualified or amended in a manner materially adverse to the Buyer such recommendation or
(iii) the board of directors of the Seller shall have recommended that the Seller's stockholders accept or approve an Acquisition Proposal, or (iv) a tender offer or exchange offer relating to the Seller Common Stock shall have been commenced by a third party and the board of directors of the Seller shall have made a communication to Seller's Stockholders (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) and shall not have recommended that Seller's stockholders reject such tender or exchange offer; or

          (i) by the Seller, if (i) the board of directors of the Buyer shall have failed to publicly recommend to the stockholders of the Buyer that such stockholders vote in favor of the approval of the transactions contemplated hereby or shall have failed to call and hold the Buyer Stockholder Meeting in accordance with Section 6.3(a) or (ii) the board of directors of the Buyer shall have withdrawn or modified, qualified or amended in a manner materially adverse to the Seller such recommendation.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement.

     8.2 Effect of Termination.

          (a) In the event of termination and abandonment of this Agreement by either the Buyer or the Seller as provided in Section 8.1, this Agreement shall immediately become void and have no effect, and none of the Buyer, Merger Sub, the Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.6(b) (Access to Information), 8.2 (Effect of Termination), 9.2 (Expenses), 9.4 (Interpretation), 9.5 (Counterparts), 9.6 (Entire Agreement), 9.7 (Governing Law; Jurisdiction and Venue), 9.10 (Assignment; Reliance of Other Parties) and, solely with respect to Section 6.6(b), 9.11 (Specific Performance) shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor the Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or any other agreement delivered in connection herewith.

          (b) In the event this Agreement is terminated by:

                           (i) the Buyer pursuant to Section 8.1(h); or

                           (ii) either the Buyer or the Seller pursuant to
                  Section 8.1(f) in circumstances where both (y) after the date of this Agreement and prior to the vote of the Seller's stockholders regarding the transactions contemplated hereby, it shall have been publicly announced or become publicly known that any Person (other than the Buyer or any Affiliate of the Buyer) shall have made, or disclosed an intention to make, an Acquisition Proposal and (z) within twelve (12) months following such termination, the Seller shall have consummated any proposal or offer for a direct or indirect
                  (i) merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving more than 50% of the outstanding shares of Seller Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Seller on a consolidated basis, (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of all or substantially all of the assets of the Seller on a consolidated basis in one or a series of related transactions, or (iii) purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifty percent (50%) or more of the voting power of the Seller or any of its Subsidiaries; provided, however, that any such transaction must be with any Person other than the Buyer or any Affiliate of the Buyer, then Seller shall make a cash payment to the Buyer in the amount of $7,900,000 (the "Termination Amount.")

          (c) In the event this Agreement is terminated by:

                           (i) the Seller pursuant to Section 8.1(i); or

                           (ii) either the Buyer or the Seller pursuant to
                  Section 8.1(g) in circumstances where both (y) after the date of this Agreement and prior to the vote of the Buyer's stockholders regarding the transactions contemplated hereby, it shall have been publicly announced that any Person shall have made, or disclosed an intention to make, a bona fide offer to engage in a business combination transaction with the Buyer that is conditioned on, or the terms of which depend on, the Merger not being consummated and (z) within twelve (12) months following such termination, the Buyer shall have consummated, any proposal or offer for a direct or indirect (i) merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving more than 50% of the outstanding shares of Buyer Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Buyer on a consolidated basis,

                  (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of all or substantially all of the assets of the Seller on a consolidated basis in one or a series of related transactions, or (iii) purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifty percent (50%) or more of the voting power of the Buyer or any of its Subsidiaries; provided, however, that any such transaction must be with any Person other than the Seller or any Affiliate of the Seller, then Buyer shall make a cash payment to the Seller in the amount of the Termination Amount.

          (d) If required under this Section 8.2, the Termination Amount shall be paid in immediately available funds within three (3) business days after the date of the event giving rise to the obligation to make such payment. The parties acknowledge and agree that the provisions for payment of the Termination Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the Buyer to enter into this Agreement and to reimburse the Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if the Seller or Buyer, as applicable, fails to pay promptly to the other party the Termination Amount due under this
Section 8.2, the Seller or Buyer, as applicable, shall reimburse the other party on demand for all costs and expenses (including legal fees and expenses) incurred in connection with any action, including any legal action, taken to collect payment of such amounts, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. plus four percent per annum, compounded quarterly, from the date such fee was required to be paid.

     8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger to the stockholders of the Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Seller, no amendment of this Agreement shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller, no extension or waiver of this Agreement or any portion thereof shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                           ARTICLE IX - MISCELLANEOUS

     9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except Section 1.6 (Directors and Officers) and Section 6.8 (Directors and Officers' Indemnification and Insurance).

     9.2 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, Buyer and Seller will split equally all costs and expenses (other than legal and proxy solicitation expenses related solely to one of the companies) incurred in connection with the Joint Proxy Statement/Prospectus and related registration statement; provided that the Buyer shall be responsible for the SEC filing fee for such registration statement.

     9.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy (providing confirmation of transmission) addressed as follows:

          (a)   If to the Buyer, to:
                                            Digitas Inc. 800 Boylston
                                            Street Boston, MA 02199
                                            Attn: David Kenny Fax:
                                            617-867-7308

          with required copies to:          Goodwin Procter LLP
                                            Exchange Place
                                            Boston, MA 02109
                                            Attn:  Stuart M. Cable, P.C.
                                                   John T. Haggerty
                                            Fax: 617-523-1231

          (b) If to the Seller, to:         Modem Media, Inc.
                                            230 East Avenue
                                            Norwalk, CT 06855
                                            Attn:  Marc Particelli
                                            Fax: 203-299-7462
          with required copies to:          Davis Polk & Wardwell
                                            450 Lexington Avenue
                                            New York, NY 10017
                                            Attn:  Peter Douglas
                                                   John Butler
                                            Fax: 212-450-3800

     or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above.

     9.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require the Seller or the Buyer or any of their respective Subsidiaries or Affiliates to take any action which would violate applicable law, rule or regulation.

     9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.6 Entire Agreement. This Agreement and the Stockholder Voting Agreements, together with, the exhibits and schedules hereto and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

     9.7 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Buyer, the Merger Sub and the Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

     9.8 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

     9.9 Publicity. Except as otherwise required by applicable law, neither the Buyer nor the Seller shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable law or the applicable rules of any stock exchange or the Nasdaq National Market, in which case Buyer and Seller shall use their reasonable best efforts to cooperate in making such disclosure.

     9.10 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as provided in Sections 1.6 (Directors and Officers) and 6.8 (Directors' and Officers' Indemnification and Insurance) hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

     9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.12 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

     "Acquiring Person" shall have the meaning ascribed thereto in the Seller Rights Agreement.

     "Acquisition Proposal" shall have the meaning ascribed thereto in Section 6.5(g) hereof.

     "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control"

(including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

     "Agents" shall have the meaning ascribed thereto in Section 6.5(a) hereof.

     "Affiliate Letter" shall have the meaning ascribed thereto in Section 6.14 hereof.

     "Agreement" shall have the meaning ascribed thereto in the recitals.

     "Buyer" shall have the meaning ascribed thereto in the recitals.

     "Buyer Assumed Option" shall have the meaning ascribed thereto in Section 2.1(e) hereof.

     "Buyer Balance Sheet" shall have the meaning ascribed thereto in Section
3.5 hereof.

     "Buyer Benefit Plans" shall have the meaning ascribed thereto in Section 3.13(a) hereof.

     "Buyer Client Confidential Information" shall have the meaning ascribed thereto in Section 3.18(a) hereof.

     "Buyer Common Stock" shall have the meaning ascribed thereto in Section 2.1(c) hereof.

     "Buyer Companies" shall have the meaning ascribed thereto in Section 3.12(a) hereof.

     "Buyer Contracts" shall have the meaning ascribed thereto in Section 3.15 hereof.

     "Buyer Copyrights" shall have the meaning ascribed thereto in Section 3.18(a) hereof.

     "Buyer Disclosure Schedule" shall mean the disclosure schedule relating to the Buyer and its Subsidiaries, as applicable, delivered to the Seller together herewith.

     "Buyer Financial Statements" shall have the meaning ascribed thereto in
Section 3.5 hereof.

     "Buyer Intellectual Property Assets" shall have the meaning ascribed thereto in Section 3.18(b) hereof.

     "Buyer Key Employees" shall mean the individuals identified in Section
9.12 of the Buyer Disclosure Schedule.

     "Buyer Marks" shall have the meaning ascribed thereto in Section 3.18(a) hereof.

     "Buyer Other Plans" shall have the meaning ascribed thereto in Section 3.13(a) hereof.

     "Buyer Patents" shall have the meaning ascribed thereto in Section 3.18(a) hereof.

     "Buyer Pension Plans" shall have the meaning ascribed thereto in Section in Section 3.13(a) hereof.

     "Buyer Permits" shall have the meaning ascribed thereto in Section 3.11 hereof.

     "Buyer Preferred Stock" shall have the meaning ascribed thereto in Section 3.2(a) hereof.

     "Buyer Products" shall have the meaning ascribed thereto in Section 3.18(b) hereof.

     "Buyer Reports" shall have the meaning ascribed thereto in Section 3.9(a) hereof.

     "Buyer SEC Reports" shall have the meaning ascribed thereto in Section 3.9(a) hereof.

     "Buyer Stock Option" shall mean a compensatory stock option granted under a Buyer Stock Option Plan.

     "Buyer Stock Option Plans" shall mean those stock option plans of Buyer listed as the 1998 Stock Option Plan, the 1999 Stock Option Plan and the 2000 Stock Option and Incentive Plan.

     "Buyer Stockholders' Meeting" shall have the meaning ascribed thereto in
Section 6.3(a) hereof.

     "Buyer Trade Secrets" shall have the meaning ascribed thereto in Section 3.18(a) hereof.

     "Buyer UK Pension Plans" shall have the meaning ascribed thereto in
Section 3.13(i) above.

     "Buyer's Advisors" shall have the meaning ascribed thereto in Section 3.6 hereof.

     "Buyer's Business" shall have the meaning ascribed thereto in Section 3.18(b) hereof.

     "Buyer's Stockholder Voting Agreements" shall have the meaning ascribed thereto in the recitals.

     "Certificate" shall have the meaning ascribed thereto in Section 2.2(b) hereof.

     "Certificate of Merger" shall have the meaning ascribed thereto in Section
1.2 hereof.

     "Closing" shall have the meaning ascribed thereto in Section 1.3 hereof.

     "Closing Date" shall have the meaning ascribed thereto in Section 1.3 hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" shall have the meaning ascribed thereto in
Section 6.5(a) hereof.

     "Copyrights" shall have the meaning ascribed thereto in Section 3.18(b) hereof.

     "Counterproposal" shall have the meaning ascribed thereto in Section 6.5(c) hereof.

     "Delaware Courts" shall have the meaning ascribed thereto in Section 9.7 hereof.

     "DGCL" shall have the meaning ascribed thereto in Section 1.1 hereof.

     "Distribution Date" shall have the meaning ascribed thereto in the Seller Rights Agreement.

     "Drop-Dead Date" shall have the meaning ascribed thereto in Section 8.1(c) hereof.

     "Effective Time" shall have the meaning ascribed thereto in Section 1.2 hereof.

     "Encumbrances" shall have the meaning ascribed thereto in Section 3.16(b) hereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ESPP Termination Date" shall have the meaning ascribed thereto in Section 2.1(f) hereof.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning ascribed thereto in Section 2.2(a) hereof.

     "Exchange Fund" shall have the meaning ascribed thereto in Section 2.2(a) hereof.

     "Exchange Ratio" shall have the meaning ascribed thereto in Section 2.1(c) hereof.

     "Form S-4 Registration Statement " shall have the meaning ascribed thereto in Section 6.1(a) hereof.

     "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

     "Governmental Authority" shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

     "HSR Act" shall have the meaning ascribed thereto in Section 6.4(a) hereof.

     "Indemnified Parties" and "Indemnified Party" shall have the meaning ascribed thereto in Section 6.8(a) hereof.

     "Intellectual Property Assets" shall have the meaning ascribed thereto in
Section 3.18(b) hereof.

     "IRS" shall mean the Internal Revenue Service.

     "ITEPA" shall have the meaning ascribed thereto in Section 4.2(c) hereof.

     "Joint Proxy Statement/Prospectus" shall have the meaning ascribed thereto in Section 6.1(a) hereof.

     "Marks" shall have the meaning ascribed thereto in Section 3.18(b) hereof.

     "Material Adverse Effect" shall mean, with respect to any Person, a change or effect that, individually or in the aggregate, has a material adverse effect on the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole; provided, however, that, for the purposes of Sections 6.10, 7.2 and 7.3, "Material Adverse Effect" shall not be deemed to include the impact of (a) general changes in the economy or financial markets of the United States or any other region outside of the United States (other than those that would have a materially disproportionate effect, relative to other industry participants, on such Person and its Subsidiaries taken as a whole) or (b) employee or customer attrition.

     "Merger" shall have the meaning ascribed thereto in the recitals.

     "Merger Consideration" shall have the meaning ascribed thereto in Section 2.1(c) hereof.

     "Merger Sub" shall have the meaning ascribed thereto in the recitals.

     "Nasdaq" shall have the meaning ascribed thereto in Section 2.2(e) hereof.

     "New Exercise Date" shall have the meaning ascribed thereto in the Seller ESPP.

     "Patents" shall have the meaning ascribed thereto in Section 3.18(b) hereof.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

     "Post-Signing Returns" shall have the meaning ascribed thereto in Section
6.15 hereof.

     "Requisite Regulatory Approvals" shall have the meaning ascribed thereto in Section 7.1(c) hereof.

     "Rule 145 Affiliate" shall have the meaning ascribed thereto in Section
6.14 hereof.

     "Rollover Offer" shall have the meaning ascribed thereto in Section 2.1(e) hereof.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Section 16 Information" shall have the meaning ascribed thereto in
Section 6.12 hereof.

     "Seller" shall have the meaning ascribed thereto in the recitals.

     "Seller Balance Sheet" shall have the meaning ascribed thereto in Section
4.5 hereof.

     "Seller Benefit Plans" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

     "Seller Client Confidential Information" shall have the meaning ascribed thereto in Section 4.19(a) hereof.

     "Seller Common Stock" shall have the meaning ascribed thereto in Section 2.1(b) hereof.

     "Seller Companies" shall have the meaning ascribed thereto in Section 4.12(a) hereof.

     "Seller Contracts" shall have the meaning ascribed thereto in Section 4.15 hereof.

     "Seller Copyrights" shall have the meaning ascribed thereto in Section 4.19(a) hereof.

     "Seller Disclosure Schedule" shall mean the disclosure schedule relating to the Seller and its Subsidiaries, as applicable, delivered to the Buyer together herewith.

     "Seller Employees" shall have the meaning ascribed thereto in Section 6.7(a) hereof.

     "Seller ESPP" shall have the meaning ascribed thereto in Section 2.1(f).

     "Seller Financial Statements" shall have the meaning ascribed thereto in
Section 4.5 hereof.

     "Seller Incentive Program" shall mean the Seller's 2004 Management Incentive Program.

     "Seller Insiders" shall have the meaning ascribed thereto in Section 6.12 hereof.

     "Seller Intellectual Property Assets" shall have the meaning ascribed thereto in Section 4.19(b) hereof.

     "Seller Key Employees" shall mean the individuals identified in Section
9.12 of the Seller Disclosure Schedule.

     "Seller Marks" shall have the meaning ascribed thereto in Section 4.19(a) hereof.

     "Seller Other Plans" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

     "Seller Patents" shall have the meaning ascribed thereto in Section 4.19(a) hereof.

     "Seller Pension Plans" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

     "Seller Permits" shall have the meaning ascribed thereto in Section 4.11 hereof.

     "Seller Preferred Stock" shall have the meaning ascribed thereto in
Section 4.2(a) hereof.

     "Seller Products" shall have the meaning ascribed thereto in Section 4.19(b) hereof.

     "Seller Reports" shall have the meaning ascribed thereto in Section 4.9 hereof.

     "Seller Rights Agreement" shall mean that certain Rights Agreement, dated as of June 18, 2001, between the Seller and Equiserve Trust Company, as Rights Agent.

     "Seller SEC Reports" shall have the meaning ascribed thereto in Section 4.9(a) hereof.

     "Seller Severance Arrangements" shall have the meaning ascribed thereto in
Section 6.7(a) hereof.

     "Seller Stock Option" shall mean a compensatory stock option granted under a Seller Stock Option Plan.

     "Seller Stock Option Plans" shall mean those stock option plans of Seller listed as the 1996 Option Plan, the Amended and Restated 1997 Stock Option Plan, the 1999 Stock Incentive Plan, the 2000 Stock Incentive Plan and the Vivid Holdings, Inc. 1999 Stock Incentive Plan.

     "Seller Stock Plans" shall mean the equity-based compensation plans of the Seller.

     "Seller Stockholders' Meeting" shall have the meaning ascribed thereto in
Section 6.2(a) hereof.

     "Seller Trade Secrets" shall have the meaning ascribed thereto in Section 4.19(a) hereof.

     "Seller UK Pension Plans" shall have the meaning set forth in Section 4.13(i) hereof.

     "Seller UK Stock Options" shall have the meaning ascribed thereto in
Section 2.1(e) hereof.

     "Seller UK Sub-plan" shall mean the 1999 Stock Incentive Plan 2000 UK Approved Rules.

     "Seller's Advisor" shall have the meaning ascribed thereto in Section 4.6 hereof.

     "Seller's Business" shall have the meaning ascribed thereto in Section 4.19(b) hereof.

     "Seller's Stockholder Voting Agreements" shall have the meaning ascribed thereto in the recitals.

     "Series A Participating Cumulative Preferred Stock Preferred Shares" shall have the meaning ascribed thereto in Section 4.2(a) hereof.

     "Subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     "Superior Proposal" shall have the meaning ascribed thereto in Section 6.5(g) hereof.

     "Surviving Corporation" shall have the meaning ascribed thereto in Section
1.1 hereof.

     "Tax" shall mean (a) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (b) any liability for the payment of any amounts described in (a) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (c) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (a) or (b).

     "Tax Certificates" shall have the meaning ascribed thereto in Section 7.3(d) hereof.

     "Tax Return" shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

     "Termination Amount" shall have the meaning ascribed thereto in Section 8.2(b) hereof.

     "Third Party Rights" shall have the meaning ascribed thereto in Section 3.18(a) hereof.

     "Trade Secrets" shall have the meaning ascribed thereto in Section 3.18(b) hereof.

     "Transaction Documents" shall mean this Agreement and the Stockholder Voting Agreements.

      "U.S." shall mean the United States.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Buyer, Merger Sub and the Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.


                                    DIGITAS INC.


                                    By: /s/ David W. Kenny
                                        ----------------------------------------
                                        Name:  David W. Kenny
                                        Title: Chairman & CEO




                                    DIGITAS ACQUISITION CORP.


                                    By: /s/ David W. Kenny
                                        ----------------------------------------
                                        Name:  David W. Kenny
                                        Title: Chief Executive Officer &
                                               President




                                    MODEM MEDIA, INC.


                                    By: /s/ Marc Particelli
                                        ----------------------------------------
                                        Name:  Marc Particelli
                                        Title: President and Chief Executive
                                               Officer



                                      S-1